   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            PARADIGM CONCEPTS, INC.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

              DELAWARE                                7379                               04-3408450
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                           --------------------------
                                52 ROLAND STREET
                          BOSTON, MASSACHUSETTS 02129
                                 (617) 623-3100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES E. CLAYPOOLE
                            CHIEF EXECUTIVE OFFICER
                            PARADIGM CONCEPTS, INC.
                                52 ROLAND STREET
                          BOSTON, MASSACHUSETTS 02129
                                 (617) 623-3100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                WITH A COPY TO:
                             GEORGE P. STAMAS, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /________
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                          AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM
                TITLE OF SECURITIES                        TO BE          OFFERING PRICE          AGGREGATE            AMOUNT OF
                  TO BE REGISTERED                      REGISTERED        PER SHARE (2)         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.001 per share, to be
  distributed to holders of U.S. Office Products
  Company common stock..............................  100,000,000(1)          $.875              $87,532,000            $25,822

(1) Approximate number of shares of Paradigm Concepts, Inc. common stock expected to be distributed based upon an assumed distribution ratio of one share of Paradigm Concepts, Inc. common stock for every one share of U.S. Office Products Company common stock held by each stockholder of U.S. Office Products Company on the record date for the distribution. The actual distribution ratio will be determined prior to effectiveness of this Registration Statement, and is expected to be less than one share of Paradigm Concepts, Inc. common stock for every one share of U.S. Office Products Company common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based on a book value of $87,532,000 as of October 25, 1997.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998

INFORMATION STATEMENT/PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE DISTRIBUTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            PARADIGM CONCEPTS, INC.

            DISTRIBUTION OF UP TO          SHARES OF COMMON STOCK OF
    PARADIGM CONCEPTS, INC. TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS COMPANY

    This Information Statement/Prospectus is being furnished by U.S. Office Products Company ("U.S. Office Products") in connection with the distribution to its stockholders of the stock of Paradigm Concepts, Inc. ("Paradigm"). Paradigm is a Delaware corporation formed by U.S. Office Products that will own substantially all the assets of, and will be responsible for substantially all the liabilities associated with, U.S. Office Products' Technology Solutions division. Pursuant to this distribution (the "Technology Distribution"), all of the issued and outstanding shares of the common stock, $.001 par value per share, of Paradigm (the "Paradigm Common Stock") will be distributed to holders
of record as of the close of business on            , 1998 (the "Record Date")
of the common stock, par value $.001 per share, of U.S. Office Products ("U.S. Office Products Common Stock"). Each such holder will receive one share of
Paradigm Common Stock for each          shares of U.S. Office Products Common
Stock held on the Record Date. Fractional shares will be aggregated into whole shares of Paradigm Common Stock and sold on the open market by the Distribution Agent (as defined herein). The proceeds of such sales will be distributed to holders who otherwise would be entitled to receive fractional shares. See "The Technology Distribution--General."

    Holders of U.S. Office Products Common Stock will not be required to pay any consideration for the shares of Paradigm Common Stock they receive in the Technology Distribution. There is no current public trading market for the Paradigm Common Stock. Paradigm intends to seek approval for quotation of the shares of Paradigm Common Stock on the National Market System of the Nasdaq Stock Market upon issuance, but there is no assurance that such approval will be obtained or that an active trading market for Paradigm Common Stock will develop following the Technology Distribution.

    The Technology Distribution is an element of a comprehensive restructuring plan (the "Strategic Restructuring Plan") approved by the Board of Directors of U.S. Office Products on January 12, 1998. The principal elements of the Strategic Restructuring Plan are (1) a self-tender offer by U.S. Office Products (the "Tender Offer") to purchase 37,037,037 shares of U.S. Office Products Common Stock at $27.00 per share and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the pro rata distribution to U.S. Office Products' stockholders of shares of four companies that will conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses; and (3) the sale to an affiliate ("CD&R") of Clayton, Dubilier & Rice, Inc. of equity interests in U.S. Office Products (the "Equity Investment") following acceptance of shares in the Tender Offer and the Record Date for the Distributions. In addition to this Information Statement/Prospectus, U.S. Office Products is distributing a Tender Offer Statement regarding the Tender Offer and a Proxy Statement regarding stockholder approval of the issuance of securities in the Equity Investment. See "Additional Information."

    IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

    THIS INFORMATION STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. IN ADDITION, WHEN USED IN THIS INFORMATION STATEMENT/PROSPECTUS, THE WORDS "INTENDS TO," "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
     THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.
                            ------------------------

     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS FEBRUARY   , 1998

                             ADDITIONAL INFORMATION

    Paradigm has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (including exhibits, schedules and amendments thereto, the "Paradigm Form S-1") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to Paradigm Common Stock. This Information Statement/Prospectus, while forming a part of the Paradigm Form S-1, does not contain all of the information set forth in the Paradigm Form S-1. Reference is hereby made to the Paradigm Form S-1 for further information with respect to Paradigm and the securities to be distributed to the U.S. Office Products stockholders in the Technology Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Paradigm Form S-1 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    The Paradigm Form S-1 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

    Following the Technology Distribution, Paradigm will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above.

    Additional information regarding the Strategic Restructuring Plan and Paradigm may be found in reports, proxy statements and other information filed by U.S. Office Products with the SEC, including U.S. Office Products Tender
Offer Statement on Schedule 13E-4 filed on            , 1998 and U.S. Office
Products Proxy Statement filed on            , 1998.

    Paradigm intends to furnish its stockholders annual reports containing financial statements audited by its independent auditor. Paradigm does not intend to furnish its stockholders quarterly reports.

    Questions concerning the Technology Distribution should be directed to Mark
D. Director, Chief Administrative Officer, Secretary and General Counsel of U.S. Office Products, or Donald H. Platt, Senior Vice President, Chief Financial Officer and Treasurer of U.S. Office Products, at (202) 339-6700. After the Technology Distribution, holders of Paradigm Common Stock having inquiries related to their investment in Paradigm should contact James E. Claypoole at
(617) 623-3100.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION
STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
                            ------------------------

    Until            , 1998 the expiration of the twenty-fifth calendar day
following the Technology Distribution (as defined herein), all dealers effecting transactions in registered securities, whether or not participating in this distribution, may be required to deliver an Information Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1

RISK FACTORS...............................................................................................          6

THE TECHNOLOGY DISTRIBUTION................................................................................         14

ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, PARADIGM AND THE OTHER SPIN-OFF COMPANIES AFTER THE
  DISTRIBUTIONS............................................................................................         22

DIVIDEND POLICY............................................................................................         24

CAPITALIZATION.............................................................................................         25

SELECTED FINANCIAL DATA....................................................................................         26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF PARADIGM...........         28

INDUSTRY OVERVIEW..........................................................................................         34

BUSINESS...................................................................................................         35

MANAGEMENT OF PARADIGM.....................................................................................         42

RELATED PARTY TRANSACTIONS.................................................................................         47

PRINCIPAL STOCKHOLDERS OF PARADIGM.........................................................................         48

DESCRIPTION OF PARADIGM CAPITAL STOCK......................................................................         49

EXPERTS....................................................................................................         50

LEGAL MATTERS..............................................................................................         50

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS INFORMATION STATEMENT/PROSPECTUS. STOCKHOLDERS SHOULD READ THE INFORMATION STATEMENT/PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO (I) U.S. OFFICE PRODUCTS AND THE COMPANY (OR PARADIGM) SHALL INCLUDE THEIR RESPECTIVE SUBSIDIARIES OR OPERATING COMPANIES AND (II) THE COMPANY (OR PARADIGM) PRIOR TO THE DISTRIBUTION DATE SHALL REFER TO THE TECHNOLOGY SOLUTIONS DIVISION OF U.S. OFFICE PRODUCTS.

                                  THE COMPANY

    Paradigm is a single-source provider of a broad range of IT business solutions. Paradigm currently consists of ten companies with a substantial history of superior client service and profitability, each focusing on a specific sector of IT solutions. These companies provide personalized service to their clients on a regional and local basis. Taken together, these companies offer Paradigm's clients complementary IT solutions to address a broad spectrum of IT needs.

    Paradigm's complementary IT business solutions include: (a) consulting and engineering services; (b) systems and network integration services; (c) software development and integration services; (d) IT support and operational services; and (e) telephony integration services. Senior management of Paradigm will be responsible for expanding the focused offerings of the sister companies, through "cross-selling," to each others' clients. This cross-selling initiative is intended to provide Paradigm's clients with "one-stop" shopping. Paradigm's clients include Fortune 1000 companies and middle market companies in a wide range of industries (including communications, health care, financial services, government, manufacturing, pharmaceuticals, professional services, and technology).

    Paradigm is dedicated to delivering IT services and support for all the major technology needs of its clients, which include a variety of operating systems (NT, Unix, VMS, Netware, SunOS, Digital Open VMS, OS/2) on a variety of hardware platforms (including Intel, Sun, HP, and Digital). In addition, Paradigm supports the full hardware and software needs of the World Wide Web and high-end telephony systems.

    Paradigm's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. By fostering a long-term relationship with the customer and providing a superior level of service, Paradigm will seek to expand its current market presence and reputation, and thereby increase reported earnings and cash flow. Paradigm has an aggressive growth plan to increase revenues substantially through organic growth and targeted strategic acquisitions. Paradigm's organic growth strategies include: (1) capitalizing on existing cross-selling opportunities; (2) expanding IT consulting and engineering services; and (3) expanding software development and integration services. Paradigm's acquisition strategy will be to replicate, in other regions of the United States, the suite of complementary services currently provided by its operating companies in the Northeast. Paradigm believes this strategy will increase its regional cross-selling opportunities. Paradigm will seek to acquire existing, profitable businesses, rather than start-up operations.

    Paradigm is the product of the consolidation by U.S. Office Products, beginning in 1996, of ten regional IT solutions companies, each with a significant and successful prior operating history: (1) Aztec International (based in Connecticut) ("Aztec"); (2) Bay State Computer Group (Massachusetts) ("Bay State"); (3) Compel Corporation (California) ("Compel"); (4) Digital Network Associates, Inc. (New York) ("Digital Network Associates"); (5) Entra Computer Corp. (Ohio) ("Entra"); (6) Fortran Corp. (Virginia) ("Fortran"); (7) Mahon Communications Corporation (Massachusetts) ("Mahon"); (8) Office Equipment Service, Inc. (Tennessee) ("Office Equipment Service"); (9) Professional Computer Solutions, Inc. (New Jersey) ("Professional Computer Solutions"); and
(10) Professional Network Services, Inc. (Connecticut) ("Professional Network Services").

    Paradigm is headquartered in Boston, Massachusetts, and has approximately 1,067 employees, of whom 692 (or approximately 65%) are skilled technical professionals. Paradigm is a Delaware corporation that was incorporated on February 12, 1998. The address of Paradigm's principal executive offices is 52 Roland Street, Boston, Massachusetts 02129 (telephone number: 617/623-3100).

                   BACKGROUND OF THE TECHNOLOGY DISTRIBUTION

THE DISTRIBUTION..................  Shares of common stock, par value $.001 per share, of
                                    Paradigm (the "Company Common Stock" or "Paradigm Common
                                    Stock") will, subject to certain conditions, be
                                    distributed to the stockholders of record of U.S. Office
                                    Products (the "Technology Distribution" or
                                    "Distribution") on             , 1998 (the "Record
                                    Date"). The Technology Distribution is part of a com-
                                    prehensive restructuring plan (the "Strategic
                                    Restructuring Plan") that the U.S. Office Products Board
                                    of Directors adopted on January 12, 1998. The principal
                                    elements of the Strategic Restructuring Plan are:

                                    - Pursuant to a self-tender offer, U.S. Office Products
                                      will purchase 37,037,037 shares of its common stock
                                      $.001 par value ("U.S. Office Products Common Stock"),
                                      or approximately 28% of the outstanding shares of U.S.
                                      Office Products Common Stock, at $27.00 per share (the
                                      "Tender Offer") and will incur additional indebtedness
                                      to finance a substantial portion of the purchase price
                                      for such shares.

                                    - After acceptance of shares in the Tender Offer, U.S.
                                      Office Products will distribute to U.S. Office
                                      Products' shareholders the shares of four separate
                                      companies: Paradigm, Workflow Graphics, Inc., School
                                      Specialty, Inc., and TDOP, Inc. (collectively, the
                                      "Spin-Off Companies"). The distributions of the shares
                                      of the Spin-Off Companies are referred to in this
                                      Information Statement/Prospectus as the
                                      "Distributions." The Spin-Off Companies will hold U.S.
                                      Office Products' current technology solutions, print
                                      management, educational supplies, and corporate travel
                                      services businesses, respectively.

                                    - Following the Record Date, an affiliate ("CD&R") of
                                      Clayton, Dubilier & Rice, Inc., a private investment
                                      firm, will acquire U.S. Office Products Common Stock
                                      and warrants to purchase additional U.S. Office
                                      Products Common Stock for $270.0 million (the "Equity
                                      Investment"). CD&R will not acquire any interests in
                                      the Spin-Off Companies.

                                    U.S. Office Products will retain its North American
                                    Office Products Group (which includes the office supply,
                                    office furniture, and office coffee and beverage
                                    services businesses), Mail Boxes Etc., its New Zealand
                                    and Australian operations, and its 49% interest in
                                    Dudley Stationery Limited (a U.K. contract stationer).

REASONS FOR THE DISTRIBUTIONS.....  The Distributions are intended to separate the Spin-Off
                                    Companies from U.S. Office Products' other businesses so
                                    that each can:

                                    - adopt strategies and pursue objectives that are
                                      appropriate to its respective industry;

                                    - pursue an independent acquisition program that allows
                                      for a more focused use of resources and, where stock
                                      is used as consideration, provide stock of a public
                                      company that is in the same industry as the businesses
                                      being acquired;

                                    - be recognized by the financial community as a distinct
                                      business that can be evaluated more readily and
                                      compared more easily to industry peers; and

                                    - implement more focused incentive compensation packages
                                      that respond to specific industry and market
                                      conditions and enhance employee retention objectives.

                                    The Distributions are also integral to the objectives of
                                    the Equity Investment which is conditioned on completion
                                    of all of the Distributions. See "The Technology
                                    Distribution--Reasons for the Distributions."

SHARES TO BE DISTRIBUTED..........  Based on the number of shares of U.S. Office Products
                                    Common Stock outstanding on            , 1998, less
                                    37,037,037 shares to be repurchased in the Tender Offer,
                                    approximately          shares of Paradigm Common Stock
                                    will be distributed to stockholders of U.S. Office
                                    Products in the Technology Distribution. The number of
                                    shares to be distributed could be greater if additional
                                    shares of U.S. Office Products Common Stock are issued
                                    prior to the Record Date pursuant to outstanding con-
                                    vertible debt securities or stock options of U.S. Office
                                    Products.

DISTRIBUTION RATIO................  Each U.S. Office Products stockholder will receive one
                                    share of Paradigm Common Stock for every       shares of
                                    U.S. Office Products Common Stock held on the Record
                                    Date.

FRACTIONAL SHARE INTERESTS........  Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be
                                    distributed to those U.S. Office Products stockholders
                                    entitled to a fractional interest. See "The Technology
                                    Distribution--General."

RECORD DATE.......................  , 1998.

DISTRIBUTION DATE.................  Certificates representing shares of Paradigm Common
                                    Stock will be mailed to U.S. Office Products
                                    stockholders on or about            , 1998 (the
                                    "Distribution Date").

DISTRIBUTION AGENT................

TAX CONSEQUENCES..................  U.S. Office Products will receive an opinion of counsel that for federal income tax purposes the receipt of
                                    Paradigm Common Stock by U.S. Office Products
                                    stockholders should be tax-free to U.S. Office Products
                                    and the U.S. Office Products stockholders. See "The
                                    Technology Distribution--U.S. Federal Income Tax
                                    Consequences of the Technology Distribution."

ARRANGEMENTS AFTER THE              Paradigm, U.S. Office Products, and the other Spin-Off
  DISTRIBUTIONS...................  Companies will enter into an agreement (the
                                    "Distribution Agreement") in connection with the
                                    Technology Distribution pursuant to which, among other
                                    things, (i) equity interests in the U.S. Office Products
                                    subsidiaries that engage in the technology solutions
                                    business will be transferred to Paradigm, (ii)
                                    liabilities will be allocated among Paradigm, U.S.
                                    Office Products, and the other Spin-Off Companies and
                                    (iii) Paradigm, U.S. Office Products, and the other
                                    Spin-Off Companies will indemnify one another for
                                    liabilities assumed under the Distribution Agreement and
                                    certain other liabilities.

                                    Paradigm, U.S. Office Products, and the other Spin-Off
                                    Companies will also enter into an agreement (the "Tax
                                    Allocation Agreement") (i) allocating to each Spin-Off
                                    Company responsibility for its share of U.S. Office
                                    Products' consolidated tax liability for the years that
                                    it was included in U.S. Office Products' consolidated
                                    federal income tax returns, (ii) sharing certain state,
                                    local, and foreign taxes, and (iii) providing for (a)
                                    indemnification by Paradigm for certain taxes if they
                                    are assessed against U.S. Office Products as a result of
                                    the Distributions and (b) joint and several
                                    indemnification by Paradigm and the other Spin-Off
                                    Companies for such taxes resulting from certain acts
                                    taken by Paradigm or any of the other Spin-Off
                                    Companies. The liability to U.S. Office Products for
                                    taxes resulting from such acts will be allocated among
                                    the Spin-Off Companies pursuant to a separate agreement
                                    (the "Tax Indemnification Agreement"). As a consequence,
                                    Paradigm will be primarily liable for taxes resulting
                                    from acts taken by Paradigm and liable (subject to
                                    indemnification by the other Spin-Off Companies) for any
                                    taxes resulting from acts taken by the other Spin-Off
                                    Companies.

                                    Paradigm, U.S. Office Products, and the other Spin-Off
                                    Companies will also enter into an agreement (the
                                    "Employee Benefits Agreement") relating to the
                                    allocation of assets, liabilities, and responsibilities
                                    with respect to employee benefit plans and programs and
                                    certain related matters. See "Arrangements Among U.S.
                                    Office Products, Paradigm and the Other Spin-Off Compa-
                                    nies After the Distributions."

                              SUMMARY RISK FACTORS

    In reviewing this Information Statement/Prospectus, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on page 6, including, among others, risks associated with (i) the absence of a prior trading market for shares of Paradigm Common Stock, (ii) the fact that Paradigm has not operated as a stand-alone entity separate from U.S. Office Products, (iii) the ability of Paradigm to attract and retain qualified employees, (iv) the potential impact of technological change, (v) conflicts of interest resulting from the fact that (a) the Distribution Agreement is not the result of arms'-length negotiation and (b) stock options are being issued to certain officers and directors of the Spin-Off Companies in connection with the Distributions, (vi) dependence upon acquisitions for further growth, (vii) integrating acquisitions and acquisition financing, and (viii) the tax consequences of the Technology Distribution.

                           SUMMARY FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FISCAL YEAR ENDED
                                                                                                    SIX MONTHS ENDED
                                                                         APRIL 26,        -------------------------------------
                                                                    --------------------                                PRO
                               FISCAL YEAR ENDED MARCH 31,                        PRO                                  FORMA
                        ------------------------------------------               FORMA    OCTOBER 26,  OCTOBER 25,  OCTOBER 26,
                          1993       1994       1995       1996       1997     1997 (2)      1996         1997       1996 (2)
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
STATEMENT OF INCOME
  DATA:
Revenues..............  $  46,152  $  58,979  $  88,999  $ 114,055  $ 136,278  $ 228,912   $  66,161    $  79,605    $ 113,600
Cost of revenues......     34,121     43,630     65,858     84,113    102,129    169,150      50,571       60,840       84,818
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Gross profit..........     12,031     15,349     23,141     29,942     34,149     59,762      15,590       18,765       28,782
Selling, general and
  administrative
  expenses............     10,139     11,218     14,942     20,510     21,525     40,848      10,011       12,329       19,332
Non-recurring
  acquisition costs...                                                  2,274                  1,105
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Operating income......      1,892      4,131      8,199      9,432     10,350     18,914       4,474        6,436        9,450
Interest expense......        412        297        331        420        324        400         226           50          200
Interest income.......        (75)       (54)      (118)      (416)      (168)                  (128)        (267)
Other (income)
  expense.............        (77)       (75)      (111)      (964)       (53)      (579)        (58)          11         (329)
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Income before
  provision for income
  taxes...............      1,632      3,963      8,097     10,392     10,247     19,093       4,434        6,642        9,579
Provision for income
  taxes...............        210        232        401        750      3,524      8,401         502        2,657        4,215
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Net income............  $   1,422  $   3,731  $   7,696  $   9,642  $   6,723  $  10,692   $   3,932    $   3,985    $   5,364
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Pro forma net income
  per share...........                                                         $    0.11                             $    0.06
                                                                               ---------                            -----------
                                                                               ---------                            -----------
Weighted average
  shares outstanding
  (3).................                                                            95,963                                95,963


                            PRO
                           FORMA
                        OCTOBER 25,
                         1997 (2)
                        -----------
STATEMENT OF INCOME
  DATA:
Revenues..............   $ 128,167
Cost of revenues......      94,576
                        -----------
Gross profit..........      33,591
Selling, general and
  administrative
  expenses............      21,450
Non-recurring
  acquisition costs...
                        -----------
Operating income......      12,141
Interest expense......         200
Interest income.......
Other (income)
  expense.............        (226)
                        -----------
Income before
  provision for income
  taxes...............      12,167
Provision for income
  taxes...............       5,353
                        -----------
Net income............   $   6,814
                        -----------
                        -----------
Pro forma net income
  per share...........   $    0.07
                        -----------
                        -----------
Weighted average
  shares outstanding
  (3).................      95,963

                                                                                                               OCTOBER
                                                             MARCH 31,                                        25, 1997
                                                 ---------------------------------   APRIL 30,    APRIL 26,   ---------
                                                   1993        1994        1995        1996         1997       ACTUAL
                                                 ---------  -----------  ---------  -----------  -----------  ---------
BALANCE SHEET DATA:
Working capital................................  $   4,253   $   5,623   $  10,669   $   8,664    $  13,268   $  29,535
Total assets...................................     14,890      16,423      28,106      33,945       37,311     137,901
Long-term debt, less current portion...........        461         461       1,524         799          167       1,527
Long-term payable to U.S. Office Products......                                                       4,786       7,224
Stockholder's equity...........................      5,382       6,745      11,062      10,497       11,626      87,532


                                                 PRO FORMA (4)
                                                 -------------
BALANCE SHEET DATA:
Working capital................................    $  18,157
Total assets...................................      126,523
Long-term debt, less current portion...........        3,694
Long-term payable to U.S. Office Products......
Stockholder's equity...........................       81,211

------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by Paradigm through February 13, 1998.

(2) Gives effect to the Technology Distribution and the purchase acquisitions completed by Paradigm since May 1, 1996 as if all such transactions had been consummated on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein.

(4) Gives effect to the Technology Distribution as if it had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had the Technology Distribution actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN ADDITION TO OTHER INFORMATION INCLUDED IN THIS INFORMATION STATEMENT/PROSPECTUS.

NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Technology Distribution, there has been no public market for Paradigm Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will continue. Until Paradigm Common Stock is fully distributed and an orderly market develops in Paradigm Common Stock, the price at which it trades may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The price of Paradigm Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Paradigm Common Stock, (ii) developments affecting Paradigm's business generally, (iii) Paradigm's dividend policy, (iv) investor perception of Paradigm's business and its industry generally, and (v) general economic and market conditions.

    Although Paradigm intends to apply for Paradigm Common Stock to be quoted on the Nasdaq Stock Market National Market System (the "Nasdaq Stock Market") upon issuance, Paradigm cannot ensure that approval for such quotation will be obtained. If such approval is granted, Paradigm cannot ensure that it will continue to meet the requirements for quotation of Paradigm Common Stock on the Nasdaq Stock Market. Regardless of whether Paradigm Common Stock is quoted on the Nasdaq Stock Market or trades in the over-the-counter market with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, Paradigm cannot ensure that an effective trading market will develop or, if one does develop, that it will be maintained.

    A "when-issued" trading market in Paradigm Common Stock may develop on or about the effective date of the registration statement of which this Information Statement/Prospectus is a part. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. Whether or not there is a "when-issued" market prior to the availability of certificates, until an orderly market for Paradigm Common Stock develops, the prices at which shares of such stock will trade may be affected by an imbalance of supply and demand.

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    Paradigm is the product of the consolidation by U.S. Office Products of ten regional IT solutions companies. Paradigm has not heretofore operated as a single, integrated entity. The operations of Paradigm as a stand-alone, consolidated entity may place significant demands on Paradigm's management, operational, and technical resources. Other than its Chief Executive Officer, James E. Claypoole, and the presidents of its operating companies, Paradigm has not yet identified officers who will manage Paradigm's operations, although Paradigm intends to employ a Chief Operating Officer and Chief Financial Officer prior to the Distribution Date. Prior to the Technology Distribution, certain administrative functions relating to Paradigm's business (including some legal and accounting services) were handled by U.S. Office Products. Paradigm's future performance will depend on its ability to function as a stand-alone entity and on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business. Paradigm's expenses may be higher than when it was a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect what the operating results and financial condition would have been had Paradigm been a separate, stand-alone entity during the periods presented or be indicative of the future operating results and financial condition of Paradigm.

ATTRACTION AND RETENTION OF EMPLOYEES

    Paradigm's business involves the delivery of professional services and is labor intensive. Paradigm's success depends in large part on its ability to attract, develop, motivate, and retain technical professionals.

Approximately 65% of Paradigm's employees are technical professionals. Qualified technical professionals are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that Paradigm will be able to attract and retain sufficient numbers of technical professionals in the future. Paradigm has historically experienced turnover rates which it believes are consistent with industry norms. It is possible that the spin-off of Paradigm from U.S. Office Products could cause more employees to leave Paradigm. An increase in turnover rates could have a material adverse effect on Paradigm's business, including its ability to secure and complete engagements and obtain new business, which could have a material adverse effect on Paradigm's operating results and financial condition.

RELIANCE ON KEY PERSONNEL

    Paradigm's operations depend on the continued efforts of James E. Claypoole, its Chief Executive Officer, its operating company presidents, and the senior management of certain of its operating companies. Furthermore, Paradigm's operations will likely depend on the senior management of certain of the companies that it may acquire in the future. If any of these people becomes unable to continue in his or her present role, or if Paradigm is unable to attract and retain other skilled professionals, its business could be adversely affected. Paradigm has employment agreements with its Chief Executive Officer and its operating company presidents with initial terms ending in 1999-2000. Thereafter, such agreements are generally terminable without cause on 30 days' notice by either Paradigm or the employee. In addition, Jonathan J. Ledecky will serve as a director of Paradigm and is expected to provide services to Paradigm after the Technology Distribution pursuant to an agreement entered into between Mr. Ledecky and U.S. Office Products that provides that Paradigm and the other Spin-Off Companies will succeed to certain rights of, and obligations under, such agreement following the Distributions (the "Ledecky Services Agreement"). See "Management of Paradigm--Director Compensation and Other Arrangements." Mr. Ledecky will also serve as a director of each of the other Spin-Off Companies, and is the director or an officer of two other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Paradigm.

RAPID TECHNOLOGICAL CHANGE

    As with all IT solutions companies, Paradigm's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards, and changing client preferences. There can be no assurance that Paradigm will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, Paradigm will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render Paradigm's services uncompetitive or obsolete. Paradigm's failure to address these developments could have a material adverse effect on Paradigm's operating results and financial condition.

PROJECT RISKS

    Many of Paradigm's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Paradigm's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against Paradigm or damage Paradigm's reputation, adversely affecting its business, operating results, and financial condition.

INTELLECTUAL PROPERTY RIGHTS

    The success of certain operating companies within Paradigm is dependent in part on certain methodologies these companies use in designing, installing, and integrating computer software and systems and other proprietary intellectual property rights. These operating companies rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect their proprietary rights and the proprietary rights of third parties, enter into confidentiality agreements with their key employees, and limit distribution of proprietary information. There can be no assurance that the steps taken by these operating companies in this regard will be adequate to deter misappropriation of proprietary information or that these operating companies will be able to detect unauthorized use and take appropriate steps to enforce their intellectual property rights.

    Although Paradigm believes that its services do not infringe the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, Paradigm is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require Paradigm to spend significant sums in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses to the intellectual property that is the subject of an asserted infringement claim.

RELIANCE ON GOVERNMENT RELATED PROJECTS

    In fiscal years 1996 and 1997, approximately 10.5% and 10.7%, respectively, of Paradigm's total pro forma revenues were derived from government clients. Curtailments or substantial reductions in government funded or sponsored programs could have an adverse impact on, or result in the termination of, the engagements of certain of the operating companies within Paradigm associated with these programs, and could have a material adverse effect on these companies unless they are able to successfully replace the revenues from such business with additional revenues from new or existing clients.

POTENTIAL CONFLICTS OF INTEREST IN THE DISTRIBUTIONS

    Paradigm is currently a wholly-owned subsidiary of U.S. Office Products. On or before the Distribution Date, Paradigm, U.S. Office Products, and the other Spin-Off Companies will enter into the Distribution Agreement, Tax Allocation Agreement, and Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies After the Distributions." These agreements are expected to provide, among other things, for U.S. Office Products and Paradigm to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Technology Distribution.

    Certain indemnification obligations of Paradigm and the other Spin-Off Companies to U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, Paradigm may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to such other Spin-Off Company. In addition, the agreements will allocate certain liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the specific businesses to be conducted by the Spin-Off Companies and post-Distribution U.S. Office Products among U.S. Office Products and each of the Spin-Off Companies. Adverse developments involving U.S. Office Products or the other Spin-Off Companies, or material disputes with U.S. Office Products following the Technology Distribution, could have a material adverse effect on Paradigm.

    The terms of the agreements that will govern the relationships among Paradigm, U.S. Office Products and the other Spin-Off Companies will be established by U.S. Office Products in consultation with management of Paradigm and the other Spin-Off Companies prior to the Distributions and while Paradigm and the other Spin-Off Companies are wholly-owned subsidiaries of U.S. Office Products. The terms of these agreements, including the allocation of general corporate and securities liabilities among U.S. Office Products, Paradigm, and the other Spin-Off Companies, may not be the same as they would be if the agreements were the result of arms'-length negotiations. In addition, the agreements must contain certain terms specified in U.S. Office Products' agreement with CD&R relating to the Equity Investment and must otherwise be reasonably acceptable to CD&R. CD&R will not be a stockholder in any of the

Spin-Off Companies and its interests may be adverse to those of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies After the Distributions." Accordingly, there can be no assurance that the terms and conditions of the agreements will not be more or less favorable to Paradigm than those that might have been obtained from unaffiliated third parties.

    On the Distribution Date, Jonathan J. Ledecky, Chairman of the U.S. Office Products Board of Directors (the "U.S. Office Products Board"), will receive options for shares of each of the Spin-Off Companies exercisable for up to 7.5% of the common stock of each Spin-Off Company. See "Management of Paradigm--Director Compensation and Other Arrangements." As a result, Mr. Ledecky has interests in the Distributions that differ in certain respects from, and may conflict with, the interests of other stockholders of U.S. Office Products and Paradigm.

TAX MATTERS

    U.S. Office Products will receive an opinion from Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes the Technology Distribution should qualify as a tax-free spin-off under
Section 355 of the Internal Revenue Code of 1986, as amended, (the "Code"), and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and the Spin-Off Companies. A ruling has not been, and will not be, sought from the Internal Revenue Service (the "IRS") with respect to the U.S. federal income tax consequences of the Technology Distribution, and it is possible that the IRS may take the position that the Technology Distribution does not qualify as a tax-free spin-off. Assuming the Technology Distribution qualifies under Section 355 of the Code as a tax-free spin-off and is not subject to Section 355(e), no gain or loss will be recognized by either U.S. Office Products or the holders of U.S. Office Products Common Stock (except with respect to cash received in lieu of fractional shares) solely as a result of the distribution or receipt of Paradigm Common Stock in connection with the Technology Distribution.

    If the Technology Distribution fails to qualify under Section 355 of the Code as a tax-free spin-off, each holder of U.S. Office Products Common Stock on the Record Date will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution
Date) of the Paradigm Common Stock distributed to such holder of U.S. Office Products Common Stock including fractional shares. Neither U.S. Office Products nor any of the Spin-Off Companies will be obligated to indemnify U.S. Office Products stockholders for any such tax. In addition, U.S. Office Products will be subject to a material corporate-level U.S. federal income tax (discussed in the following paragraph).

    Certain transactions involving U.S. Office Products or Paradigm Common Stock may jeopardize the tax-free treatment of the Technology Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or Paradigm is acquired by one or more persons acting pursuant to a plan that is deemed to include the Technology Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the Technology Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of U.S. Office Products or Paradigm pursuant to arrangements existing at the time of the Technology Distribution will generally be deemed to be part of a plan that includes the Technology Distribution; any such acquisition or issuance occurring within two years of the Technology Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of Paradigm that represents more than 20% of the capital stock of Paradigm, in one or more transactions deemed to be part of a plan that includes the Technology Distribution, will result in the Technology Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the Technology Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive Paradigm Common Stock in the Technology Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of Section 355(e). As a result of these limitations, the number of shares of capital stock that Paradigm can issue following the Technology Distribution may be limited. See "--Limitation on Equity Offerings and the Use of Paradigm Stock in Acquisitions."

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    In connection with the Distributions, U.S. Office Products will enter into the Tax Allocation Agreement with Paradigm and the other Spin-Off Companies, which will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Paradigm will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Paradigm will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by Paradigm and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies After the Distributions--Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of Paradigm's strategies is to expand its revenues and the markets it serves through the acquisition of additional businesses. As with all companies using an acquisition strategy to expand revenues, there can be no assurance that suitable candidates can be identified, or, if suitable acquisition candidates are identified, that such acquisitions can be completed on acceptable terms. The pace of Paradigm's acquisition program may be adversely affected by these and other market factors, and may also be affected by the absence of U.S. Office Products' legal and accounting support for the acquisitions. In addition, Paradigm intends to use Paradigm Common Stock to pay for certain of its acquisitions. If the owners of potential acquisition candidates are not willing to receive shares of Paradigm Common Stock in exchange for their businesses, Paradigm's acquisition program could be adversely affected. In addition, Paradigm is subject to limitations on the number of shares it can issue without jeopardizing the tax-free treatment of the Technology Distribution. Limitations on Paradigm's ability to issue shares could also adversely affect Paradigm's acquisition strategy. See "Limitation on Equity Offerings and the Use of Paradigm Common Stock in Acquisitions" and "Tax Matters."

LIMITATION ON EQUITY OFFERINGS AND THE USE OF PARADIGM COMMON STOCK IN
  ACQUISITIONS

    As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Paradigm can issue without jeopardizing the tax-free treatment of the Technology Distribution, the amount of Paradigm capital stock that is issued in connection with an acquisition by Paradigm or as part of an issuance of Paradigm capital stock, if such acquisition or issuance is deemed to be part of a plan that includes the Technology Distribution, when aggregated with any Paradigm capital stock issuable upon the exercise of options granted in connection with the Technology Distribution, including the options that will be issued to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement, may be limited to 20% of the amount of Paradigm capital stock that would be issued and outstanding after giving effect to all such issuances. Depending upon the position that the IRS takes on these issues in light of certain 1997 tax law changes, a 50% limitation, rather than a 20% limitation, may apply. There is a rebuttable presumption that transactions occurring within two years of the Technology Distribution would be subject to this limitation. See "--Tax Matters" and "The Technology Distribution-- U.S. Federal Income Tax Consequences of the Technology Distribution". This limitation could adversely affect the pace of Paradigm's acquisition program and its ability to issue Paradigm Common Stock for other purposes, including equity offerings.

RISKS RELATED TO INTEGRATION OF ACQUISITIONS

    Integration of acquisitions may involve a number of special risks that could have a material adverse effect on Paradigm's operations and financial performance, including adverse short-term effects on its reported operating results (including restructuring charges associated with the acquisitions and other expenses associated with a change of control, non-recurring acquisition costs including accounting and legal fees, investment banking fees, amortization of acquired intangible assets, recognition of transaction-related obligations, and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; and risks associated with unanticipated problems or legal liabilities. Although Paradigm will conduct due diligence and generally require representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the operating results and financial condition of Paradigm.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION

    Paradigm currently intends to finance its future acquisitions by using shares of Paradigm Common Stock, cash, borrowed funds, or a combination thereof. If Paradigm Common Stock does not maintain a sufficient market value, if the price of Paradigm Common Stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept Paradigm Common Stock as part of the consideration for the sale of their businesses, Paradigm may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain its acquisition program. If Paradigm does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. Prior to the Technology Distribution, Paradigm was not responsible for obtaining external sources of funding. Paradigm is currently engaged in discussions with potential lenders toward obtaining a $200.0 million credit facility for a term of five years, to be used for working capital and acquisitions (the "Credit Facility"). There can be no assurance that Paradigm, as a stand-alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable. If Paradigm does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. However, the use of equity offerings in connection with the Technology Distribution will also be subject to certain limitations on the number of shares that Paradigm can issue without jeopardizing the tax-free treatment of the Technology Distribution. See "Limitation on Equity Offerings and the Use of Paradigm Stock in Acquisitions" and "Tax Matters."

    Upon completion of the Technology Distribution, Paradigm will have authorized but unissued and unreserved shares of Paradigm Common Stock, which (subject to the rules and regulations of Federal and state securities laws, applicable limits under U.S. Federal income tax laws and rules, and rules of the Nasdaq Stock Market) Paradigm will be able to issue in order to finance acquisitions without obtaining stockholder approval for such issuance. Existing stockholders may suffer dilution if Paradigm uses Paradigm Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Paradigm Common Stock may have a negative impact on earnings per share and may negatively impact the market price of Paradigm Common Stock.

RISKS RELATED TO INABILITY TO USE POOLING-OF-INTERESTS METHOD TO ACCOUNT FOR
  FUTURE ACQUISITIONS

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations accounted for under the pooling-of-interests method. As a result of Paradigm being a wholly-owned subsidiary of U.S. Office Products prior to the Technology Distribution, Paradigm will be unable to satisfy this criterion for a period of two years following the Technology Distribution. Therefore, Paradigm will be precluded from completing business combinations accounted for under the pooling-of-interests method for a period of two years and any business combinations completed by Paradigm during such period will be accounted for under the purchase method resulting in the recording of goodwill. See "Material Amount of Goodwill."

MATERIAL AMOUNT OF GOODWILL

    Approximately $62.2 million, or 49.2% of Paradigm's pro forma total assets as of October 25, 1997 represents goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. Paradigm amortizes goodwill on a straight line method over a period ranging from 25-40 years with the amount amortized in a particular period constituting a non-cash expense that reduces Paradigm's net income. Amortization of goodwill resulting from certain past acquisitions, and additional goodwill recorded in certain future acquisitions, may not be deductible for tax purposes. In addition, Paradigm will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, Paradigm would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of Paradigm Common Stock.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF PARADIGM COMMON
  STOCK

    Sales of substantial amounts of Paradigm Common Stock in the public market following the Technology Distribution could have an adverse effect on the market price of Paradigm Common Stock. Upon completion of the Technology Distribution,
Paradigm will have       shares of Paradigm Common Stock outstanding. Additional
shares may be issued either in connection with acquisitions by Paradigm or upon exercise of outstanding options and options that may be issued in the future. See "Management of Paradigm--Executive Compensation." Upon completion of the Technology Distribution, it is anticipated that Paradigm will have outstanding
options to acquire approximately       shares of Paradigm Common Stock,
including options held by employees of Paradigm that were converted from options to acquire U.S. Office Products Common Stock that such employees had previously held. The exact number of shares that may be issued upon exercise of such options cannot be determined until the Distribution Date. In addition, options to acquire shares of Paradigm Common Stock, representing up to 7.5% of the outstanding Paradigm Common Stock determined as of the Distribution Date will be issued pursuant to the Ledecky Services Agreement. (See "The Technology Distribution--Effect on Outstanding U.S. Office Products Options Held by Paradigm Employees" and "Management of Paradigm--Director Compensation and Other Arrangements"). If a significant number of additional shares is issued at any one time that is not subject to restrictions on sale and is sold in the market, the market price of Paradigm Common Stock could be adversely affected.

CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    To date, the purchase prices of Paradigm's acquisitions have not been established by independent appraisals, but generally have been determined through arms'-length negotiations between Paradigm's management and representatives of such acquired companies. The consideration paid for each such company has been and will continue to be based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of acquired companies determined solely by appraisals of the acquired assets typically would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Paradigm does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.

NO DIVIDENDS

    Paradigm does not expect to pay cash dividends on Paradigm Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on Paradigm Common Stock will be made by the Paradigm Board of Directors (the "Paradigm Board") from time to time in the exercise of its business judgement, taking into account, among other things, Paradigm's results of operations and financial condition, any then existing or proposed commitments by Paradigm for the use of available funds, and Paradigm's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. Paradigm's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements. See "Dividend Policy."

RISK OF LOSS FROM POSSIBLE FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

    Several of Paradigm's operating companies are using billing or other software that is not Year 2000 compliant. Paradigm has not quantified the costs of addressing its Year 2000 issues, but it believes that the necessary adaptations of these systems can be completed in the next 18 months, and that the costs of achieving compliance will not be material. If Paradigm is unable to make the necessary adaptations on a timely basis, or if the costs are greater than expected, the consequences of untimely resolution or the costs of complying could have an adverse impact on Paradigm's business or operations.

                          THE TECHNOLOGY DISTRIBUTION

GENERAL

    Each holder of shares of U.S. Office Products Common Stock of record as of
the close of business on            , 1998 (the "Record Date"), will receive one
share of Paradigm Common Stock for each       shares of U.S. Office Products
Common Stock held on the Record Date. The Paradigm Common Stock will be
distributed on behalf of U.S. Office Products by                         as the
Distribution Agent. No certificates or scrip representing fractional shares of Paradigm Common Stock will be issued. Fractional share interests will be aggregated and sold by the Distribution Agent and the cash proceeds will be distributed to those stockholders entitled to a fractional interest. Certificates representing shares of Paradigm Common Stock will be distributed on
or about            , 1998 (the "Distribution Date").

    Paradigm is a newly formed subsidiary of U.S. Office Products that will, as of the Distribution Date, hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products Technology Solutions division. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies After the Distributions--The Distribution Agreement." Paradigm will include the businesses of the following wholly-owned subsidiaries of U.S. Office Products: Aztec; Bay State; Compel; Digital Network Associates; Entra; Fortran; Mahon; Office Equipment Service; Professional Computer Solutions; and Professional Network Services. Immediately prior to the Technology Distribution, U.S. Office Products will hold all the issued and outstanding shares of Paradigm Common Stock. Based on the number of shares of U.S. Office Products Common Stock outstanding on
      , 1998, less 37,037,037 shares to be repurchased in the Tender Offer and on a Distribution Ratio of one share of Paradigm Common Stock distributed for
every       shares of U.S. Office Products Common Stock, approximately shares of Paradigm Common Stock will be distributed to stockholders of U.S. Office Products in the Technology Distribution. The number of shares to be distributed could be greater if additional shares of U.S. Office Products Common Stock are issued prior to the Technology Distribution pursuant to outstanding convertible debt securities or stock options of U.S. Office Products.

THE STRATEGIC RESTRUCTURING PLAN

    The Technology Distribution is part of the Strategic Restructuring Plan adopted by U.S. Office Products' Board on January 12, 1998. The principal elements of the Strategic Restructuring Plan are:

    - Pursuant to the Tender Offer, U.S. Office Products will purchase 37,037,037 shares of U.S. Office Products Common Stock, or approximately 28% of the outstanding shares, at $27.00 per share, and will incur additional indebtedness to pay a substantial portion of the purchase price for these shares.

    - Pursuant to the Distributions, U.S. Office Products will distribute the shares of the Spin-Off Companies to U.S. Office Products' stockholders based on the shares of U.S. Office Products Common Stock outstanding after acceptance of shares in the Tender Offer. Each U.S. Office Products stockholder will receive such stockholder's pro rata share of the stock of each Spin-Off Company.

    - Following the Record Date, CD&R will make the Equity Investment in U.S. Office Products. CD&R will not acquire any interests in the Spin-Off Companies.

    Following completion of the Distributions, U.S. Office Products will retain its North American Office Products Group (including its office supply, office furniture, and office coffee and beverage services businesses), Mail Boxes Etc., its New Zealand and Australia operations, and its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). U.S. Office Products' print management, technology solutions, educational supplies and corporate travel services businesses will be operated by the Spin-Off Companies.

REASONS FOR THE DISTRIBUTIONS

    The U.S. Office Products Board approved the Strategic Restructuring Plan, including the Distributions, on January 12, 1998. The U.S. Office Products Board determined that separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would have advantages for the Spin-Off Companies and U.S. Office Products. The Distributions will allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and geographic territories. After the Distributions, U.S. Office Products will be focused on a narrower group of businesses that involve primarily the distribution of office products and business services. Each of the Spin-Off Companies will be focused primarily on its individual business.

    The Distributions will allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired. Before the Distributions, U.S. Office Products acquired companies in, for example, the technology solutions business using U.S. Office Products Common Stock. Sellers were thus required to accept stock in a business that included office products, corporate travel services, print management and educational supply businesses. Following the Technology Distribution, Paradigm will be able to offer stock in its own business, which will be substantially the same as the businesses Paradigm expects to acquire.

    The Distributions will enable the financial community to evaluate U.S. Office Products and the Spin-Off Companies as distinct businesses and compare them more easily to industry peers. U.S. Office Products believes that this will allow the financial community to better understand the businesses carried on by U.S. Office Products and the Spin-Off Companies and more accurately value those businesses.

    The Distributions also will allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused incentive compensation packages. The incentive compensation packages (which are expected to consist primarily of stock options) will offer the officers and other key employees of each Spin-Off Company equity interests in a company whose performance is tied directly to the business for which they work. Paradigm's ability to issue stock options (as well as other equity) will be subject to certain limitations in order to avoid triggering certain adverse federal income tax consequences. See "U.S. Federal Income Tax Consequences of the Technology Distribution."

    The Equity Investment is conditioned on completion of all of the Distributions (as well as the Tender Offer). The U.S. Office Products Board of Directors recognized that U.S. Office Products was making a transition from an acquisition-oriented company to a business more focused on growth through improvement and expansion of existing operations. The U.S. Office Products Board concluded that the investment by CD&R in U.S. Office Products, and support of the management of U.S. Office Products by Clayton, Dubilier & Rice, Inc. ("CD&R, Inc."), would contribute to U.S. Office Products' development. CD&R, Inc. has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing, and financial performance. CD&R, Inc. is also experienced in advising and assisting companies in managing high levels of debt.

OTHER ELEMENTS OF THE STRATEGIC RESTRUCTURING PLAN

    TENDER OFFER. Pursuant to the Tender Offer, U.S. Office Products will offer to repurchase 37,037,037 shares of U.S. Office Products Common Stock at a price of $27.00 per share. Acceptance of and payment for shares of U.S. Office Products Common Stock under the Tender Offer will be subject to a number of conditions. These conditions include: (i) a minimum of 37,037,037 shares of U.S. Office Products Common Stock being validly tendered and not withdrawn; (ii) U.S. Office Products having obtained financing sufficient to fund the purchase of U.S. Office Products Common Stock pursuant to the Tender Offer, and U.S. Office Products' lenders having consented to the Tender Offer or the debt to them having been refinanced; (iii) all conditions to the completion of the Equity Investment having been satisfied or waived, except for consummation of the Tender Offer and the Distributions; and (iv) registration statements relating to the Distributions having become effective and all other conditions to the completion of the Distributions having been satisfied.

    The aggregate tender price for the shares to be purchased in the Tender Offer is $1.0 billion. U.S. Office Products expects to finance the aggregate tender price through a combination of the net proceeds of the Equity Investment, additional senior secured bank debt, and issuance of subordinated debt securities. U.S. Office Products anticipates that the foregoing borrowings will increase its outstanding debt by approximately $800.0 million. In addition, because elements of the Strategic Restructuring Plan would violate covenants in U.S. Office Products' existing bank credit facility, that facility will either have to be modified with the lenders' consent or refinanced. Approximately $350.5 million was outstanding under the existing bank credit facility as of February 12, 1998. U.S. Office Products is currently engaged in discussions with potential lenders and investment banks regarding financing for the Tender Offer and refinancing of its bank credit facility. U.S. Office Products expects that it will be able to obtain the necessary financing on acceptable terms. However, to date, no commitments have been obtained and there can be no assurance that financing for the Tender Offer will be obtained on acceptable terms.

    The Record Date for the Distributions will occur immediately after acceptance of shares under the Tender Offer. Accordingly, U.S. Office Products stockholders who tender their shares of U.S. Office Products Common Stock in the Tender Offer will not receive the Distributions to the extent their U.S. Office Products shares are accepted in the Tender Offer. Because the Tender Offer is for only approximately 28% of the issued and outstanding shares of U.S. Office Products Common Stock, only a portion of the shares tendered by any U.S. Office Products stockholder is likely to be accepted. U.S. Office Products stockholders who tender their shares are therefore likely to receive the Distributions with respect to a portion of their shares of U.S. Office Products Common Stock.

    EQUITY INVESTMENT. Pursuant to the Investment Agreement dated as of January 12, 1998, as amended, between U.S. Office Products and CD&R (the "Investment Agreement"), U.S. Office Products will issue and sell U.S. Office Products Common Stock and rights to purchase U.S. Office Products Common Stock to CD&R for a purchase price of $270.0 million. As a result of the Equity Investment, CD&R will acquire (a) shares of U.S. Office Products Common Stock representing 24.9% of the outstanding shares of U.S. Office Products Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of U.S. Office Products Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon the conversion of certain outstanding convertible debentures of U.S. Office Products and of shares of U.S. Office Products Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements; and (c) warrants representing the right to purchase one share of U.S. Office Products Common Stock for each share of U.S. Office Products Common Stock purchased by CD&R at the date of the closing under the Investment Agreement (the "Closing Date") and for each share of U.S. Office Products Common Stock into which the Special Warrants become exercisable. The Special Warrants are exercisable from and after the Closing Date until the 12th anniversary thereof, subject to certain limitations, and the warrants described in clause
(c) above are exercisable from and after the second anniversary of the Closing Date until such 12th anniversary. The aggregate exercise price of the warrants described in clause (c) above is $405.0 million. Because the Record Date for the Distributions will be immediately before the closing of the Equity Investment, CD&R will not receive any shares of the Spin-Off Companies in the Distributions.

    Under the Investment Agreement, the U.S. Office Products Board will consist of nine directors, including the Chief Executive Officer of U.S. Office Products, three designees of CD&R, and five persons selected by the current U.S. Office Products Board. CD&R's obligation to consummate the Equity Investment is conditioned on two of the designees of the U.S. Office Products Board being satisfactory to CD&R. Thereafter, for so long as CD&R maintains certain levels of ownership of U.S. Office Products

Common Stock, CD&R will have the right to nominate three members of the U.S. Office Products, and to designate the Chairman of the Board. Certain U.S. Office Products' Board decisions will be subject to super-majority voting provisions that, under certain circumstances, may require the concurrence of at least one director nominated by CD&R. CD&R will be subject to certain restrictions and limitations with respect to transactions in U.S. Office Products Common Stock.

    CD&R's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) receipt of necessary antitrust and other regulatory clearance; (ii) absence of litigation; (iii) U.S. Office Products stockholder approval of issuance of shares in the Equity Investment; (iv) consummation of the Distributions in accordance with Distribution Agreements containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (v) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by CD&R; (vi) execution of documents relating to financing for the Tender Offer satisfactory in form and substance to CD&R; (vii) execution of a consulting agreement with CD&R Inc. providing for payment of an annual fee of $500,000, and a registration rights agreement with CD&R; (viii) absence of any development since October 25, 1997 that would have a material adverse effect on U.S. Office Products after giving effect to the Distributions; and (ix) U.S. Office Products' debt immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming conversion of certain convertible debt) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies after the Distributions--Distribution Agreement"; and "--Tax Allocation Agreement." If U.S. Office Products does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, CD&R can terminate the Investment Agreement and receive a termination fee of $25.0 million plus reasonable fees and expenses. If the Equity Investment is completed, CD&R Inc. will receive a transaction fee of $15.0 million and reimbursement for expenses it incurs in connection with the transaction. For additional information concerning the Equity Investment, investors should refer to U.S. Office Products' proxy statement for its special meeting of stockholders to be held to consider the issuance of shares in Equity Investment. See "Additional Information."

    RELATED TRANSACTIONS. Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will step down as Chairman of the Board of U.S. Office Products upon consummation of the Distributions. In connection with the adoption of the Strategic Restructuring Plan, U.S. Office Products' Board of Directors concluded that it was important to the achievement of the objectives of the plan that the Spin-Off Companies obtain the benefit of Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into the Ledecky Services Agreement. Pursuant to the Ledecky Services Agreement, which is contingent on the Distributions occurring, Mr. Ledecky has agreed to extend his existing non-competition agreement with U.S. Office Products until the fourth anniversary of the Distribution Date. Each Spin-Off Company will have the right to enforce the non-competition provision with respect to its respective business. In consideration of this agreement by Mr. Ledecky, the Ledecky Services Agreement provides that he will receive options to purchase up to 7.5% of the outstanding common stock of each Spin-Off Company as of the Distribution Date. For additional information on the terms of the options to be granted by Paradigm to Mr. Ledecky, see "Management of Paradigm--Director Compensation."

    Paradigm is also exploring the issuance of Paradigm Common Stock in a public offering concurrent with or soon after the Technology Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Paradigm can issue in connection with the Technology Distribution without jeopardizing the tax-free treatment of the Technology Distribution, the amount of Paradigm capital stock that will be issued in such a public offering has not been determined and may be limited by the factors discussed in "Risk Factors--

Tax Matters," "Limitation on Equity Offerings and the Use of Company Common Stock in Acquisitions," and "The Technology Distribution--U.S. Federal Income Tax Consequences of the Technology Distribution."

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TECHNOLOGY DISTRIBUTION

    The following summary describes the material U.S. federal income tax consequences of the Technology Distribution by U.S. Office Products to holders of U.S. Office Products Common Stock on the Record Date. The summary is based on the Code, and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a holder of U.S. Office Products Common Stock. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Technology Distribution and of the holding, and disposition of Paradigm Common Stock may differ from the treatment described below.

    This summary applies only to holders of U.S. Office Products Common Stock who hold U.S. Office Products Common Stock as a capital asset, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding U.S. Office Products Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, and certain U.S. expatriates.

    This summary is for general information only. It does not address all aspects of U.S. federal income taxation that may be relevant to holders of U.S. Office Products Common Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. Holders of U.S. Office Products Common Stock should consult their tax advisors about the particular U.S. federal income tax consequences to them of the Technology Distribution, or the holding and disposition of Paradigm Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

    EFFECT ON U.S. OFFICE PRODUCTS AND HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK. U.S. Office Products will receive an opinion of Wilmer, Cutler & Pickering, counsel to U.S. Office Products, that for U.S. federal income tax purposes the Technology Distribution should qualify as a tax-free spin-off under
Section 355 of the Code and should not be subject to Section 355(e) of the Code. The opinion of counsel will be based on certain assumptions and the accuracy of factual representations made by U.S. Office Products and Paradigm. Neither U.S. Office Products nor Paradigm is aware of any facts or circumstances which would cause such representations and assumptions to be untrue. However, the opinion of counsel is not binding on either the IRS or the courts. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Technology Distribution.

    Assuming the Technology Distribution qualifies as a tax-free spin-off under
Section 355 of the Code and is not subject to Section 355(e) of the Code:

        1. No gain or loss will be recognized by holders of U.S. Office Products Common Stock as a result of their receipt of Paradigm Common Stock in the Technology Distribution. Holders of U.S. Office Products Common Stock will recognize gain or loss on the receipt of cash in lieu of fractional shares (as discussed below).

        2. No gain or loss will be recognized by U.S. Office Products as a result of the Technology Distribution.

        3. A stockholder's tax basis in such stockholder's U.S. Office Products Common Stock immediately before the Technology Distribution will be allocated among U.S. Office Products Common Stock and Spin-Off Companies' common stock (including any fractional shares) received with respect to such U.S. Office Products Common Stock in proportion to their relative fair market values on the Distribution Date. Such allocation must be calculated separately for each block of U.S. Office Products Common Stock (shares purchased at the same time and at the same cost) with respect to which the Spin-Off Companies' common stock is received.

        4. The holding period of the Paradigm Common Stock (including any fractional shares) received in the Technology Distribution will include the holding period of the U.S. Office Products Common Stock with respect to which it was distributed.

    Treasury regulations governing Section 355 of the Code require that each holder of U.S. Office Products Common Stock who receives shares of Paradigm Common Stock pursuant to the Technology Distribution attach a statement to the U.S. federal income tax return that will be filed by such stockholder for the taxable year in which the stockholder receives Paradigm Common Stock in the Technology Distribution. The regulations require that the statement show the applicability of Section 355 of the Code to the Technology Distribution. U.S. Office Products will provide each U.S. Office Products stockholder of record on the Record Date with information necessary to comply with this requirement.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, an opinion of counsel is not binding on the IRS or the courts. It is therefore possible that the IRS may take the position that the Technology Distribution does not qualify as a tax-free spin-off.

    If the Technology Distribution fails to qualify as a tax-free spin-off under
Section 355 of the Code:

        1. U.S. Office Products will recognize gain, if any, equal to the difference between U.S. Office Products' tax basis in the Paradigm Common Stock on the Distribution Date and the fair market value of the Paradigm Common Stock on the Distribution Date.

        2. Each holder of U.S. Office Products Common Stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Paradigm Common Stock distributed to such stockholder, including fractional shares. The distribution would generally be treated as ordinary dividend income to a U.S. Office Products stockholder to the extent of such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits. To the extent the amount of the distribution exceeds such U.S. Office Products stockholder's pro rata share of U.S. Office Products' accumulated and current earnings and profits, such excess would be treated first as a basis-reducing, tax-free return of capital to the extent of the stockholder's tax basis in his or her U.S. Office Products Common Stock and then as capital gain. For corporate stockholders, the portion of the taxable distribution that constitutes a dividend would be eligible for the dividends-received deduction (subject to certain limitations in the Code) and could be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in a corporate stockholder's basis in its U.S. Office Products Common Stock to the extent of such deduction and the recognition of gain to the extent the deduction exceeds the corporate stockholder's tax basis in its U.S. Office Products Common Stock.

        3. Each U.S. Office Products stockholder's tax basis in Paradigm Common Stock would equal the fair market value on Distribution Date of Paradigm Common Stock (including fractional shares) distributed to such stockholder.

        4. The holding period of Paradigm Common Stock (including fractional shares) received in the Technology Distribution would begin with, and include, the day after the Distribution Date.

    Whether or not the Technology Distribution is taxable, cash received by a holder of U.S. Office Products Common Stock in lieu of a fractional share of Paradigm Common Stock will be treated as received in exchange for such fractional share and the stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such gain or loss will be capital gain or loss to the stockholder if the U.S. Office Products Common Stock is held as a capital asset.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Certain transactions involving U.S. Office Products or Paradigm Common Stock may jeopardize the tax-free treatment of the Technology Distribution. Section 355(e) of the Code, which was added in 1997, provides generally that if 50% or more of the capital stock of U.S. Office Products or Paradigm is acquired by one or more persons acting pursuant to a plan that is deemed to include the Technology Distribution, U.S. Office Products, but not the holders of U.S. Office Products Common Stock, will incur a material U.S. federal income tax liability as a result of the Technology Distribution. For purposes of Section 355(e), any acquisition or issuance of shares of capital stock of U.S. Office Products or Paradigm pursuant to arrangements existing at the time of the Technology Distribution will generally be deemed to be part of a plan that includes the Technology Distribution; any such acquisition or issuance occurring within two years of the Technology Distribution will be rebuttably presumed to be part of such a plan. In addition to the 50% limitation of Section 355(e), the IRS may take the position that any issuance or acquisition of capital stock of Paradigm that represents more than 20% of the capital stock of Paradigm, in one or more transactions deemed to be part of a plan that includes the Technology Distribution, will result in the Technology Distribution failing to qualify as a tax-free spin-off under Section 355 of the Code. If the Technology Distribution fails to qualify as a tax-free spin-off, both U.S. Office Products and the U.S. Office Products stockholders that receive Paradigm Common Stock in the Technology Distribution would incur a material U.S. federal income tax liability. It is not clear whether the IRS will assert this position following the adoption of Section 355(e).

    Paradigm capital stock issuable upon exercise of options to be granted to Jonathan J. Ledecky pursuant to the Ledecky Services Agreement (see "Management of Paradigm--Director Compensation and Other Arrangements"), Paradigm capital stock issuable upon the exercise of other options granted in connection with the Technology Distribution, and Paradigm capital stock issued in connection with acquisitions or public offerings contemplated at the time of the Technology Distribution would likely be included as stock issuances that are subject to the 50% (or 20%) limitations described above. Moreover, as noted above, for purposes of the 50% limitation, any issuance of shares of Paradigm capital stock within two years of the Technology Distribution will be rebuttably presumed to be part of a plan that includes the Technology Distribution. Accordingly, the number of shares that may be issued by Paradigm following the Technology Distribution may be limited.

    LIABILITY FOR DISTRIBUTION TAXES. Under the Tax Allocation Agreement, Paradigm and the other Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any of the Distributions is taxable. Paradigm will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Paradigm will be primarily liable for any Distribution Taxes resulting from an Adverse Tax Act by Paradigm. Additionally, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of any Distribution Taxes, based on the value of each company's common stock after the Distributions, if it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies. See "Arrangements Among U.S. Office Products, Paradigm, and the Other Spin-Off Companies After the Distributions--Tax Allocation Agreement" for a detailed discussion of the Tax Allocation Agreement.

    THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER OF U.S. OFFICE PRODUCTS COMMON STOCK. ALL HOLDERS OF U.S. OFFICE PRODUCTS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE TECHNOLOGY DISTRIBUTION TO THEM.

EFFECT ON OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS HELD BY PARADIGM EMPLOYEES

    Paradigm expects that all or substantially all vested and unvested options to acquire U.S. Office Products Common Stock that are held by Paradigm employees on the Distribution Date will be replaced with options to acquire shares of Paradigm Common Stock. Paradigm anticipates that the replacement options will be issued under a stock option plan to be adopted on or prior to the Distribution Date. The number of shares of Paradigm Common Stock that each optionholder will receive, and the exercise price of the options will be determined by a formula designed to provide each optionholder with options having an aggregate value after the Tender Offer and as of the Distribution Date (equal to the excess or deficit of then-current trading prices over the exercise price, times the number of shares subject to options) equivalent to the aggregate value, immediately prior to the Distribution Date, of the U.S. Office Products options they replace. It is anticipated that all other terms of the Paradigm stock options will be the same as the terms of the U.S. Office Products options they replace. As a result of this, options held by Paradigm employees after the Technology Distribution would represent a greater percentage interest in U.S. Office Products than represented by such options before the Distributions. At
          , 1998, persons who are expected to become Paradigm employees held
options to purchase, in the aggregate,      shares of U.S. Office Products
Common Stock.

RESTRICTIONS ON TRANSFER

    Shares of Paradigm Common Stock distributed to U.S. Office Products stockholders pursuant to the Technology Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of Paradigm as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of Paradigm after the Technology Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Paradigm and may include certain officers and directors of Paradigm as well as principal stockholders of Paradigm. Persons who are affiliates of Paradigm will be permitted to sell their shares of Paradigm Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided for private transactions or Rule 144 under the Securities Act.

EXPENSES OF THE DISTRIBUTIONS

    U.S. Office Products estimates that legal, financial advisory, investment banking, financing, accounting, printing, mailing, and other expenses (including the fees of U.S. Office Products' and the Spin-Off Companies' transfer agents) of the Strategic Restructuring Plan, including the Distributions, will total
approximately $         . Upon request, U.S. Office Products will pay the
reasonable expenses of brokerage firms, custodians, nominees, and fiduciaries who are record holders of U.S. Office Products shares for forwarding this Information Statement/Prospectus to the beneficial owners of such shares. The foregoing expenses will be allocated among U.S. Office Products and the Spin-Off Companies pursuant to a formula to be determined. See "Arrangements Among U.S. Office Products, Paradigm and the Other Spin-Off Companies After the Distributions--Distribution Agreement."

               ARRANGEMENTS AMONG U.S. OFFICE PRODUCTS, PARADIGM
            AND THE OTHER SPIN-OFF COMPANIES AFTER THE DISTRIBUTIONS

    Following the Technology Distribution, U.S. Office Products and Paradigm will operate independently (except for interests U.S. Office Products may retain pursuant to certain pledge agreements), and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between and among U.S. Office Products, Paradigm and the other Spin-Off Companies after the Distributions, and to provide mechanisms for an orderly transition, on or before the Distribution Date, U.S. Office Products, Paradigm and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement have not yet been finally determined. Those terms will be agreed to while Paradigm is a wholly-owned subsidiary of U.S. Office Products. In addition, the Investment Agreement specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, they will not be the result of arms'-length negotiations between independent parties.

    Although the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have not been finally determined, Paradigm currently expects that the terms will include those described below. There can be no assurance that the terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement, and Employee Benefits Agreement will not be less favorable to the stockholders of Paradigm than the terms set out below.

DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement is expected to provide for the transfer from U.S. Office Products to Paradigm of substantially all of the equity interests in the U.S. Office Products subsidiaries that are presently engaged in Paradigm's business as well as the transfer in certain instances of other assets related to the business of Paradigm. It is also expected to provide that the recovery on any claims under applicable acquisition agreements that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Paradigm in connection with the Technology Distribution (the "Paradigm Acquisition Indemnity Claims") will be allocated between U.S. Office Products and the applicable Spin-Off Company under a formula to be determined. In addition, to the extent that Paradigm Acquisition Indemnity Claims are secured by the pledge of stock of U.S. Office Products and the Spin-Off Companies that are owned by persons who sold businesses to U.S. Office Products that will become part of Paradigm (and no previous claims have been made against such shares), the pledged shares will be used, subject to final resolution of the claim, to reimburse U.S. Office Products and the applicable Spin-Off Company for their respective damages and expenses in accordance with the relative allocation of recovery rights, which will be determined prior to the Technology Distribution.

    DEBT. The Distribution Agreement is expected to provide that Paradigm will have, at the time of the Technology Distribution, $5.0 million of debt plus the amount of any additional debt incurred after the date of the Investment Agreement by U.S. Office Products or Paradigm in connection with the acquisition of entities that will become subsidiaries of Paradigm in connection with the Distributions.

    ASSUMPTION OF LIABILITIES. The Distribution Agreement is expected to allocate and provide for the assumption of financial responsibility for certain liabilities (other than taxes and employee benefits matters, which will be governed by separate agreements) among U.S. Office Products, Paradigm and the other Spin-Off Companies. Paradigm will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by Paradigm and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Tax Indemnification

Agreement and related agreements, (iii) its liabilities for the debt described above, (iv) certain securities liabilities, and (v) any liabilities of U.S. Office Products relating to earn-out or bonus payments owed by U.S. Office Products in respect of Paradigm or its subsidiaries. In addition, the Distribution Agreement is expected to provide for sharing of certain liabilities among some or all of the parties. First, each of U.S. Office Products, Paradigm and the other Spin-Off Companies will bear a portion, on a basis to be determined, of (i) any liabilities of U.S. Office Products under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products), (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business), and (iii) transactions costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Second, if U.S. Office Products is entitled to an indemnity from one of the other Spin-Off Companies and such claim proves to be uncollectible, such liabilities will be shared on a basis to be determined.

    The Distribution Agreement is expected to provide that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement is expected to have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT

    The Tax Allocation Agreement will provide that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also will provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.

    U.S. Office Products estimates that if all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or if U.S. Office Products recognizes taxable gain as a result of the application of Section 355(e) of the Code with respect to all of the Distributions, the aggregate corporate U.S. federal income tax liability (before interest and penalties) that
would result would be approximately $         (based on an estimate of the value
of the Spin-Off Companies; the actual value of the Spin-Off Companies cannot be determined until there is public trading of the Spin-Off Companies' common stock). The Tax Allocation Agreement will provide that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Paradigm will also enter into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Paradigm will be primarily liable for any Distribution Taxes resulting from any Adverse Tax Act by Paradigm and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S.

Office Products and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions.

EMPLOYEE BENEFITS AGREEMENT

    In connection with the Distributions, U.S. Office Products expects to enter into the Employee Benefits Agreement with Paradigm and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distribution subsidiaries will retain or assume responsibility for their current and previous employees. The proposed Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date, and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The proposed agreement also provides for spinning off of portions of the U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distributions.

                                DIVIDEND POLICY

    Paradigm does not anticipate declaring and paying cash dividends on Paradigm Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on Paradigm Common Stock will be made by the Paradigm Board of Directors from time to time in the exercise of its business judgment, taking into account Paradigm's financial condition, results of operations, existing and proposed commitments for use of Paradigm's funds and other relevant factors. Paradigm's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Paradigm at October 25, 1997 (i) on an actual basis and (ii) on a pro forma basis to reflect the Technology Distribution and the allocation of $5.0 million of debt by U.S. Office Products. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations of Paradigm," the historical consolidated financial statements and the pro forma combined financial statements of Paradigm, and the related notes to each thereof, included elsewhere in this Information Statement/Prospectus.

                                                                                                OCTOBER 25, 1997
                                                                                             ----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                             ---------  -----------
                                                                                                 (IN THOUSANDS)

Short-term debt............................................................................  $   1,306   $   1,306
                                                                                             ---------  -----------
                                                                                             ---------  -----------

Long-term debt.............................................................................  $   1,527   $   3,694
Long-term payable to U.S. Office Products..................................................      7,224
Stockholder's equity:
    Divisional equity......................................................................     72,069      65,748
    Retained earnings......................................................................     15,463      15,463
                                                                                             ---------  -----------
        Total stockholder's equity.........................................................     87,532      81,211
                                                                                             ---------  -----------
        Total capitalization...............................................................  $  96,283   $  84,905
                                                                                             ---------  -----------
                                                                                             ---------  -----------

                            SELECTED FINANCIAL DATA

    The historical Selected Financial Data for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 (except pro forma amounts) have been derived from Paradigm's consolidated financial statements that have been audited and are included elsewhere in this Information Statement/Prospectus. The historical Selected Financial Data for the fiscal years ended March 31, 1993 and 1994 have been derived from unaudited consolidated financial statements are not included elsewhere in this Information Statement/Prospectus or incorporated herein by reference. The Selected Financial Data for the six months ended October 26, 1996 and October 25, 1997 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Information Statement/Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data gives effect, as applicable, to the Technology Distribution and the purchase acquisitions completed by Paradigm between May 1, 1996 and February 13, 1998 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Paradigm" that appear elsewhere in this Information Statement/Prospectus.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FISCAL YEAR ENDED              SIX MONTHS ENDED
                                                                         APRIL 26,        -------------------------------------
                                                                    --------------------                                PRO
                               FISCAL YEAR ENDED MARCH 31,                        PRO                                  FORMA
                        ------------------------------------------               FORMA    OCTOBER 26,  OCTOBER 25,  OCTOBER 26,
                          1993       1994       1995       1996       1997     1997 (2)      1996         1997       1996 (2)
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
STATEMENT OF INCOME
  DATA:
Revenues..............  $  46,152  $  58,979  $  88,999  $ 114,055  $ 136,278  $ 228,912   $  66,161    $  79,605    $ 113,600
Cost of revenues......     34,121     43,630     65,858     84,113    102,129    169,150      50,571       60,840       84,818
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Gross profit..........     12,031     15,349     23,141     29,942     34,149     59,762      15,590       18,765       28,782
Selling, general and
  administrative
  expenses............     10,139     11,218     14,942     20,510     21,525     40,848      10,011       12,329       19,332
Non-recurring
  acquisition costs...                                                  2,274                  1,105
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Operating income......      1,892      4,131      8,199      9,432     10,350     18,914       4,474        6,436        9,450
Interest expense......        412        297        331        420        324        400         226           50          200
Interest income.......        (75)       (54)      (118)      (416)      (168)                  (128)        (267)
Other (income)
  expense.............        (77)       (75)      (111)      (964)       (53)      (579)        (58)          11         (329)
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Income before
  provision for income
  taxes...............      1,632      3,963      8,097     10,392     10,247     19,093       4,434        6,642        9,579
Provision for income
  taxes...............        210        232        401        750      3,524      8,401         502        2,657        4,215
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Net income............  $   1,422  $   3,731  $   7,696  $   9,642  $   6,723  $  10,692   $   3,932    $   3,985    $   5,364
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                        ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Pro forma net income
  per share...........                                                         $    0.11                             $    0.06
                                                                               ---------                            -----------
                                                                               ---------                            -----------
Weighted average
  shares outstanding
  (3).................                                                            95,963                                95,963


                            PRO
                           FORMA
                        OCTOBER 25,
                         1997 (2)
                        -----------
STATEMENT OF INCOME
  DATA:
Revenues..............   $ 128,167
Cost of revenues......      94,576
                        -----------
Gross profit..........      33,591
Selling, general and
  administrative
  expenses............      21,450
Non-recurring
  acquisition costs...
                        -----------
Operating income......      12,141
Interest expense......         200
Interest income.......
Other (income)
  expense.............        (226)
                        -----------
Income before
  provision for income
  taxes...............      12,167
Provision for income
  taxes...............       5,353
                        -----------
Net income............   $   6,814
                        -----------
                        -----------
Pro forma net income
  per share...........   $    0.07
                        -----------
                        -----------
Weighted average
  shares outstanding
  (3).................      95,963

                                                                                                               OCTOBER
                                                             MARCH 31,                                        25, 1997
                                                 ---------------------------------   APRIL 30,    APRIL 26,   ---------
                                                   1993        1994        1995        1996         1997       ACTUAL
                                                 ---------  -----------  ---------  -----------  -----------  ---------
BALANCE SHEET DATA:
Working capital................................  $   4,253   $   5,623   $  10,669   $   8,664    $  13,268   $  29,535
Total assets...................................     14,890      16,423      28,106      33,945       37,311     137,901
Long-term debt, less current portion...........        461         461       1,524         799          167       1,527
Long-term payable to U.S. Office Products......                                                       4,786       7,224
Stockholder's equity...........................      5,382       6,745      11,062      10,497       11,626      87,532


                                                 PRO FORMA (4)
                                                 -------------
BALANCE SHEET DATA:
Working capital................................    $  18,157
Total assets...................................      126,523
Long-term debt, less current portion...........        3,694
Long-term payable to U.S. Office Products......
Stockholder's equity...........................       81,211

------------------------

(1) The historical financial information of the Pooled Companies has been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial data reflect acquisitions completed by Paradigm through February 13, 1998.

(2) Gives effect to the Technology Distribution and the purchase acquisitions completed by Paradigm since May 1, 1996 as if all such transactions had been consummated on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(3) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the six months ended October 25, 1997 and October 26, 1996, see Note 2(h) of Notes to Pro Forma Combined Financial Statements included herein. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

(4) Gives effect to the Technology Distribution as if it had been made on October 25, 1997. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had the Technology Distribution actually then occurred and should not be construed as representative of future financial position.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF PARADIGM

INTRODUCTION

    Paradigm's consolidated financial statements give retroactive effect to the five business combinations accounted for under the pooling-of-interests method during the period from October 1996 through April 1997 (the "Pooled Companies") and include the results of five companies acquired during the six months ended October 25, 1997 in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results for years ending on March 31 and December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from March 31 and December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. In the following discussion, "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended March 31, 1995 and 1996, respectively.

    The following discussion should be read in conjunction with Paradigm's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Information Statement/Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the fiscal years ended March 31, 1995, 1996 and April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997, as well as for the fiscal year ended April 26, 1997 and for the six months ended October 26, 1996 and October 25, 1997 on a pro forma basis reflecting the Technology Distribution and the results of the Purchased Companies as if such transactions had occurred on May 1, 1996.

                                                FISCAL YEAR ENDED                               FOR THE SIX MONTHS ENDED
                             --------------------------------------------------------  -------------------------------------------
                                                                          PRO FORMA                                    PRO FORMA
                               MARCH 31,      MARCH 31,     APRIL 26,     APRIL 26,     OCTOBER 26,    OCTOBER 25,    OCTOBER 26,
                                 1995           1996          1997          1997           1996           1997           1996
                             -------------  -------------  -----------  -------------  -------------  -------------  -------------
Revenues...................        100.0%         100.0%        100.0%        100.0%         100.0%         100.0%         100.0%
Cost of revenues...........         74.0           73.7          74.9          73.9           76.4           76.4           74.7
                                   -----          -----         -----         -----          -----          -----          -----
    Gross profit...........         26.0           26.3          25.1          26.1           23.6           23.6           25.3
Selling, general and
  administrative
  expenses.................         16.8           18.0          15.8          17.8           15.1           15.5           17.0
Non-recurring acquisition
  costs....................                                       1.7                          1.7
                                   -----          -----         -----         -----          -----          -----          -----
    Operating income.......          9.2            8.3           7.6           8.3            6.8            8.1            8.3
Interest (income) expense,
  net......................          0.2                          0.1           0.2            0.1           (0.2)           0.2
Other income...............         (0.1)          (0.8)                       (0.2)                                        (0.3)
                                   -----          -----         -----         -----          -----          -----          -----
Income before provision for
  income taxes.............          9.1            9.1           7.5           8.3            6.7            8.3            8.4
Provision for income
  taxes....................          0.5            0.6           2.6           3.6            0.8            3.3            3.7
                                   -----          -----         -----         -----          -----          -----          -----
Net income.................          8.6%           8.5%          4.9%          4.7%           5.9%           5.0%           4.7%
                                   -----          -----         -----         -----          -----          -----          -----
                                   -----          -----         -----         -----          -----          -----          -----


                               PRO FORMA
                              OCTOBER 25,
                                 1997
                             -------------
Revenues...................        100.0%
Cost of revenues...........         73.8
                                   -----
    Gross profit...........         26.2
Selling, general and
  administrative
  expenses.................         16.7
Non-recurring acquisition
  costs....................
                                   -----
    Operating income.......          9.5
Interest (income) expense,
  net......................          0.2
Other income...............         (0.2)
                                   -----
Income before provision for
  income taxes.............          9.5
Provision for income
  taxes....................          4.2
                                   -----
Net income.................          5.3%
                                   -----
                                   -----

PRO FORMA COMBINED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Pro forma revenues increased 12.8%, from $113.6 million for the six months ended October 26, 1996 to $128.2 million for the six months ended October 25, 1997. This increase was primarily due to internal growth in the consulting and engineering services sector, the systems and network integration sector, and the telephony integration services sector of the business resulting from the expansion of Paradigm's customer base.

    Pro forma gross profit increased 16.7%, from $28.8 million, or 25.3% of pro forma revenues, for the six months ended October 26, 1996, to $33.6 million, or 26.2% of pro forma revenues for the six months ended October 25, 1997. This increase in gross profit as a percentage of revenues was primarily due to increased sales in the consulting and engineering services sector and telephony integration services sector during the six months ended October 25, 1997.

    Pro forma selling, general and administrative expenses increased 11.0%, from $19.3 million, or 17.0% of pro forma revenues, for the six months ended October 26, 1996, to $21.5 million, or 16.7% of pro forma revenues for the six months ended October 25, 1997. This decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to lower operating costs during the six months ended October 25, 1997.

    Provision for income taxes has been estimated using an effective income tax rate of 44.0%. The high effective tax rate, compared to the federal statutory rate of 35.0%, was primarily due to nondeductible goodwill amortization.

CONSOLIDATED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 25, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 26,
     1996

    Consolidated revenues increased 20.3%, from $66.2 million for the six months ended October 26, 1996, to $79.6 million for the six months ended October 25, 1997. This increase was primarily due to internal growth in the consulting and engineering services sector, the systems and network integration sector, and the telephony integration services sector of the business resulting from the expansion of Paradigm's customer base.

    Gross profit increased 20.4%, from $15.6 million, or 23.6% of revenues, for the six months ended October 26, 1996 to $18.8 million, or 23.6% of revenues, for the six months ended October 25, 1997.

    Selling, general and administrative expenses increased 23.2%, from $10.0 million, or 15.1% of revenues, for the six months ended October 26, 1996 to $12.3 million, or 15.5% of revenues, for the six months ended October 25, 1997. The increase in selling, general and administrative expenses as a percentage of revenues was primarily due to increases in corporate overhead at one of the operating companies of Paradigm.

    Paradigm incurred non-recurring acquisition costs of $1.1 million for the six months ended October 26, 1996 in conjunction with two business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles ("GAAP") require Paradigm to expense all acquisition costs (both those paid by Paradigm and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method. Paradigm does not anticipate incurring any additional such costs for the next two years since, as a result of the Technology Distribution, Paradigm is precluded from completing acquisitions under the pooling-of-interests method for two years from the Distribution Date.

    Interest expense, net of interest income, decreased $315,000, from net interest expense of $98,000 for the six months ended October 26, 1996, to $217,000 of net interest income for the six months ended October 25, 1997. The decrease was due primarily to an increase in cash flows from operations during the six months ended October 25, 1997.

    Provision for income taxes increased from $502,000 for the six months ended October 26, 1996 to $2.7 million for the six months ended October 25, 1997, reflecting effective income tax rates of 11.3% and 40.0%, respectively. The low effective income tax rate for the six months ended October 26, 1996, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Paradigm.

    YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

    Consolidated revenues increased 19.5%, from $114.1 million in fiscal 1996 to $136.3 million in fiscal 1997. This increase was primarily due to internal growth in the consulting and engineering services sector, the systems and network integration sector, and the software development and integration services sector of the business resulting from the expansion of Paradigm's customer base.

    Gross profit increased 14.1%, from $29.9 million, or 26.3% of revenues, in fiscal 1996 to $34.1 million, or 25.1% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to an increase in technical professional costs during fiscal 1997 as the demand for technical professionals exceeded the available personnel in the job market.

    Selling, general and administrative expenses increased 4.9%, from $20.5 million, or 18.0% of revenues, in fiscal 1996 to $21.5 million, or 15.8% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to operating efficiencies employed at Paradigm and Paradigm's ability to increase its revenue base without a corresponding increase in fixed operating costs.

    Paradigm incurred non-recurring acquisition costs of $2.3 million in fiscal 1997 in conjunction with five business combinations accounted for under the pooling-of-interests method.

    Interest expense, net of interest income, increased $152,000, from $4,000 in fiscal 1996 to $156,000 in fiscal 1997. The net increase was due primarily to the reduction in interest income related to short-term investments at one Pooled Company. The proceeds from the short-term investments were used to fund other working capital needs.

    Other income decreased $911,000, from $964,000 in fiscal 1996 to other income of $53,000 in fiscal 1997. In fiscal 1996, other income consisted primarily of a gain on the sale of a non-core line of business at one of the Pooled Companies prior to its acquisition by Paradigm.

    Provision for income taxes increased from $750,000 in fiscal 1996 to $3.5 million in fiscal 1997, reflecting effective income tax rates of 7.2% and 34.4%, respectively. The low effective income tax rate for fiscal 1996, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Paradigm.

    YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

    Consolidated revenues increased 28.2%, from $89.0 million in fiscal 1995, to $114.1 million in fiscal 1996. This increase was primarily due to internal growth in the consulting and engineering services sector, the systems and network integration sector, and the software development, and integration services sector of the business resulting from the expansion of Paradigm's customer base.

    Gross profit increased 29.4%, from $23.1 million, or 26.0% of revenues, in fiscal 1995 to $29.9 million, or 26.3% of revenues, in fiscal 1996. The increase in gross profit as a percentage of revenues was due primarily to increased sales in the consulting and engineering services sector and the telephony integration services sector of Paradigm's business.

    Selling, general and administrative expenses increased 37.3%, from $14.9 million, or 16.8% of revenues, in fiscal 1995 to $20.5 million, or 18.0% of revenues, in fiscal 1996. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to bonuses that were paid to the shareholders of one of the Pooled Companies after the completion of the sale of a non-core line of business and bonuses paid to the shareholders of other Pooled Companies for subchapter S corporation tax payments.

    Interest expense, net of interest income, decreased $209,000, from $213,000 in fiscal 1995 to $4,000 in fiscal 1996. The net decrease was due primarily to an increase in interest income at one of the Pooled Companies which invested excess cash from operations in short-term investments.

    Other income increased $853,000, from $111,000 in fiscal 1995, to $964,000 in fiscal 1996. In fiscal 1996, other income consisted primarily of a gain on the sale of a non-core line of business at one of the Pooled Companies prior to its acquisition by Paradigm.

    Provision for income taxes increased from $401,000 in fiscal 1995 to $750,000 in fiscal 1996, reflecting effective income tax rates of 5.0% and 7.2%, respectively. The low effective income tax rates for fiscal 1995 and fiscal 1996, compared to the federal statutory rate of 35.0% plus state taxes, are the result of certain companies included in the results, which were acquired in business combinations accounted for under the pooling-of-interests method, not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by Paradigm.

LIQUIDITY AND CAPITAL RESOURCES

    At October 25, 1997, Paradigm had cash of $579,000 and working capital of $29.5 million. Paradigm's capitalization, defined as the sum of long-term debt, long-term payables to U.S. Office Products and stockholder's equity, at October 25, 1997 was approximately $96.3 million. On a pro forma basis at October 25, 1997, Paradigm had working capital of $18.2 million and capitalization of $84.9 million.

    During the six months ended October 25, 1997, net cash provided by operating activities was $10.9 million. Net cash used in investing activities was $978,000, which consisted primarily of $838,000 used for additions to property and equipment. Net cash used in financing activities was $10.4 million, including $7.1 million that was paid to U.S. Office Products as part of U.S. Office Products' centralized cash management process, $1.3 million in dividends paid by one of the Pooled Companies and the repayment of $1.1 million in short-term debt. After the Technology Distribution such cash paid to U.S. Office Products would be retained but Paradigm will need to use its own cash resources for acquisitions and other cash requirements.

    During the six months ended October 26, 1996, net cash provided by operating activities was $3.9 million. Net cash used in investing activities was $2.1 million, which consisted primarily of a tax deposit at one of the Pooled Companies of $1.3 million and $518,000 used for additions to property and equipment. Net cash used in financing activities was $2.2 million, which resulted primarily from $2.2 million in dividends paid by certain Pooled Companies.

    During fiscal 1997, net cash provided by operating activities was $6.3 million. Net cash used in investing activities was $3.9 million, which consisted primarily of $1.8 million in payments of non-recurring acquisition costs in conjunction with the acquisitions of certain Pooled Companies and a tax deposit at one of the Pooled Companies of $1.3 million. Net cash used in financing activities of $6.8 million resulted from the repayment of $5.5 million in short-term debt and $4.3 million in dividends paid by certain of the Pooled Companies. These cash outflows were partially offset by $3.6 million in advances from U.S. Office Products.

    During fiscal 1996, net cash provided by operating activities was $4.3 million. Net cash provided by investing activities was $306,000 consisting of $1.3 million in proceeds from the sale of a non-core line of business at one of the Pooled Companies which was partially offset by $552,000 used for additions to property and equipment and $421,000 paid in deposits. Net cash used in financing activities was $3.0 million which resulted from $7.4 million in dividends paid by certain of the Pooled Companies, partially offset by borrowings of $3.7 million and $1.2 million in short-term and long-term debt, respectively.

    During fiscal 1995, net cash provided by operating activities was $6.1 million. Net cash used in investing activities was $959,000, which primarily resulted from $888,000 used in additions to property and equipment. Net cash used in financing activities was $1.7 million, which primarily consisted of $3.1 million in dividends paid by certain of the Pooled Companies partially offset by $2.1 million in additional long-term borrowings.

    Paradigm's anticipated capital expenditures budget for the next twelve months is approximately $4.0 million. The largest items include $1.5 million for Year 2000 compliance, and other amounts for infrastructure improvements (including computer equipment and service vehicles).

    Paradigm expects that the Distribution Agreement with U.S. Office Products will call for the allocation of $5.0 million of debt by U.S. Office Products resulting in incremental debt of $6.3 million at October 25, 1997, which will be reflected in the financial statements as a reduction in stockholder's equity. Paradigm is currently engaged in discussions with potential lenders toward obtaining a $200.0 million credit facility for a term of five years, to be used for working capital and acquisitions (the "Credit Facility"). The Credit Facility is expected to contain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions. Paradigm expects that the Credit Facility will be adequate to fund working capital and capital expenditure needs. Paradigm expects that a portion of the Credit Facility will also be available to fund the cash portion of future acquisitions subject to the maintenance of bank covenants.

    Paradigm is also exploring the issuance of Paradigm Common Stock in a public offering concurrent with or soon after the Technology Distribution, the amount of which has not been determined. As a result of certain U.S. federal income tax limitations under Section 355 of the Code on the number of shares that Paradigm can issue in connection with the Technology Distribution without jeopardizing the tax-free treatment of the Technology Distribution, the amount of Paradigm capital stock that will be issued in such a public offering has not been determined and may be limited by the factors discussed in "Risk Factors-- Tax Matters," "Limitation on Equity Offerings and the Use of Company Common Stock in Acquisitions," and "The Technology Distribution--U.S. Federal Income Tax Consequences of the Technology Distribution."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    Paradigm's business is not subject to seasonal influences. As Paradigm continues to complete acquisitions, Paradigm may become subject to seasonal influences. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by Paradigm for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired by Paradigm may differ substantially from those of Paradigm, which could contribute further to fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that Paradigm may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following table sets forth certain unaudited quarterly financial data for fiscal 1996 and fiscal 1997 (in thousands). The information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect adjustments consisting only of normal recurring accruals necessary for a fair presentation of such quarterly information.

                                                                              FISCAL YEAR ENDED MARCH 31, 1996
                                                                   ------------------------------------------------------
                                                                     FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                                   ---------  ---------  ---------  ---------  ----------
Revenues.........................................................  $  30,536  $  27,653  $  27,173  $  28,693  $  114,055
Gross profit.....................................................      9,490      7,462      6,249      6,741      29,942
Operating income (loss)..........................................      5,296      3,036      1,222       (122)      9,432
Net income.......................................................      5,315      2,936      1,103        288       9,642


                                                                              FISCAL YEAR ENDED APRIL 26, 1997
                                                                   ------------------------------------------------------
                                                                     FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                                   ---------  ---------  ---------  ---------  ----------
Revenues.........................................................  $  34,263  $  31,898  $  35,133  $  34,984  $  136,278
Gross profit.....................................................      7,982      7,608      9,655      8,904      34,149
Operating income.................................................      2,695      1,779      3,056      2,820      10,350
Net income.......................................................      2,617      1,315      1,708      1,083       6,723

INFLATION

    Paradigm does not believe that inflation has had a material impact on its results of operations during fiscal 1995, fiscal 1996 or fiscal 1997.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. Paradigm intends to adopt SFAS No. 128 in the fiscal year ended April 25, 1998.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Paradigm intends to adopt SFAS No. 130 in the fiscal year ended April 24, 1999.

                               INDUSTRY OVERVIEW

    Since the mid-1980's, dramatic changes have occurred in the delivery of IT services to end users. With the development of the personal computer, computing power has migrated from centralized mainframes using proprietary software applications to decentralized, scalable architectures and web-enabled systems integrating personal computers, client/server networking technology, and fourth-generation object-oriented programs. Attendant to this major expansion of distributive data processing are corresponding cultural changes in the corporate delivery of IT services. No longer is information processed, controlled, and disseminated by a single central corporate data processing function. The arrival of distributive data processing has reduced the extent to which IT manufacturers directly relate to end users. The IT fulfillment process has shifted from manufacturers to third-party IT providers such as Paradigm.

    Businesses have turned increasingly to outside organizations such as Paradigm for efficient design, development, and implementation of major systems, in part because the solutions frequently are too sophisticated and complex for in-house employees to undertake themselves. Additionally, the cost to deliver these complex business solutions has generally exceeded the internal resources of businesses. Paradigm believes many Fortune 1000 companies typically spend in excess of $100 million annually on IT and often have complicated needs that create demand for outside solutions providers to deliver rapid and coordinated solutions. The risks of selecting inappropriate or outdated technology and competitive pressures requiring rapid implementation of new systems also have contributed to the growth and use of outside IT solutions firms.

    The business community increasingly demands multifunctional networks that can simultaneously support any combination of voice, data, and video services accessible from wireline and wireless terminal devices. For example, telecommunications service providers are beginning to offer multifunctional services, such as Integrated Services Digital Network ("ISDN"), which allows for the dynamic allocation of bandwidth between any combination of voice, data, and video, and individual call routing. Paradigm believes that traditionally distinct telecommunications networks and data networks increasingly will be built on the same technical platforms.

    Data communication solutions have also become standard commodity solutions where hubs and routers are now available to solve the complex problems of enterprise-wide information flow. These products were developed by a multitude of new small IT manufacturers. No longer do a few large computer manufacturers have a stranglehold on data communication system configuration and deployment. Today, an optimal IT business solution can be designed and implemented by small, agile business solution providers who have the professional expertise to bring together products and services from a multitude of vendors.

    More recent technical developments have introduced applications that capitalize on "cyberspace" and create additional opportunities for business solution companies to provide:

    - programming and consulting services for "web-enabled" applications that allow them to be accessed by customers, employees, and trading partners using low-cost Internet/intranet technology;

    - consulting and design services for Internet-specific products, such as firewalls, Internet security systems and network management; and

    - integrated voice and data systems that provide networks replacing existing separate telephone systems and cable plants.

    Demand for IT services has grown significantly. According to Dataquest, the worldwide market for IT services was approximately $158.9 billion in 1996 and will grow to $347.7 billion by the year 2001 at a compound growth rate of 17%. The domestic market for IT professional services (consulting, systems integration, applications development, and outsourcing services) was approximately $73 billion in 1996 and is estimated to grow to approximately $148 billion by the year 2001. Consulting, development, and integration markets are experiencing record growth, with revenue growth for the top 20 consulting, development, and integration companies averaging 25% between 1995 and 1996, according to Dataquest.

    Paradigm believes it is well positioned to capitalize on these developments by providing focused IT expertise in a cost-effective manner to existing and potential clients, and by identifying and acquiring complementary businesses in this industry.

                                    BUSINESS

COMPANY OVERVIEW

    Paradigm is a single-source provider of a broad range of IT business solutions. Paradigm currently consists of ten companies with a substantial history of superior client service and profitability, each focusing on a specific sector of IT solutions. These companies provide personalized service to their clients on a regional and local basis. Taken together, these companies offer Paradigm's clients complementary IT solutions to address a broad spectrum of IT needs.

    Paradigm's complementary IT business solutions include: (a) consulting and engineering services; (b) systems and network integration services; (c) software development and integration services; (d) IT support and operational services; and (e) telephony integration services. Senior management of Paradigm will be responsible for expanding the focused offerings of the sister companies, through "cross-selling," to each others' clients. This cross-selling initiative is intended to provide Paradigm's clients with "one-stop" shopping. Paradigm's clients include Fortune 1000 companies and middle market companies in a wide range of industries (including communications, health care, financial services, government, manufacturing, pharmaceuticals, professional services and technology).

    Paradigm is dedicated to delivering IT services and support for all the major technology needs of its clients, which include a variety of operating systems (NT, Unix, VMS, Netware, SunOS, Digital Open VMS, OS/2) on a variety of hardware platforms (including Intel, Sun, HP, and Digital). In addition, Paradigm supports the full hardware and software needs of the World Wide Web and high-end telephony systems.

    Paradigm's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. By fostering a long-term relationship with the customer and providing a superior level of service, Paradigm will seek to expand its current market presence and reputation, and thereby increase reported earnings and cash flow. Paradigm has an aggressive growth plan to increase revenues substantially through organic growth and targeted strategic acquisitions. Paradigm's organic growth strategies include: (1) capitalizing on existing cross-selling opportunities; (2) expanding IT consulting and engineering services; and (3) expanding software development and integration services. Paradigm's acquisition strategy will be to replicate, in other regions of the United States, the suite of complementary services currently provided by its operating companies in the Northeast. Paradigm believes this strategy will increase its regional cross-selling opportunities. Paradigm will seek to acquire existing, profitable businesses, rather than start-up operations.

    Paradigm is the product of the consolidation by U.S. Office Products, beginning in 1996, of ten regional IT solutions companies, each with a significant prior operating history; (1) Aztec; (2) Bay State; (3) Compel; (4) Digital Network Associates; (5) Entra; (6) Fortran; (7) Mahon; (8) Office Equipment Service; (9) Professional Computer Solutions; and (10) Professional Network Services.

    Paradigm is headquartered in Boston, Massachusetts, and has approximately 1,067 employees, of whom 692 (or approximately 65%) are skilled technical professionals. Paradigm is a Delaware corporation that was incorporated on February 12, 1998. The address of Paradigm's principal executive offices is 52 Roland Street, Boston, Massachusetts 02129 (telephone number: 617/623-3100).

STRATEGIC OBJECTIVES

    Paradigm's objective is to service its clients' strategic business needs by becoming their sole IT solutions provider. By fostering a long-term relationship with the customer and providing a superior level of service, Paradigm will seek to expand its current market presence and reputation, and thereby increase reported earnings and cash flow. Paradigm has an aggressive growth plan to increase revenues substantially through internal organic growth and targeted strategic acquisitions.

    INTERNAL GROWTH.  Paradigm's internal growth strategies include:

    (i) CAPITALIZING ON EXISTING CROSS-SELLING OPPORTUNITIES. Paradigm's operating companies are each regional IT solutions providers that specialize in a sector of the IT solutions industry. Because each of these companies has extensive project management experience and client relationships, each has familiarity with the needs of their particular clients that can be shared with other operating companies. Similarly, clients value having a "one-stop shopping" relationship with a technology solutions provider who is familiar with their technical environment. Accordingly, Paradigm believes that its existing long-term client relationships provide substantial cross-selling opportunities. Paradigm also believes the synergies created by further integrating its operating companies will contribute to its internal growth. Paradigm intends to foster this growth by, among other things, centralizing the identification and management of such cross-selling opportunities. Paradigm's senior management will be responsible for expanding cross-selling across Paradigm's business sectors.

    (ii) EXPANDING IT CONSULTING AND ENGINEERING SERVICES. Paradigm will seek to expand its strategic planning and design services, including: Business Process Reengineering (BPR), IT needs analysis, technology infrastructure planning and design, systems architecture development, decision support planning and analysis, Year 2000 planning and consulting, and solution design and development. In conjunction with technology infrastructure and design, Paradigm has contractual strategic alliances with IBM, Sun Microsystems, Hewlett Packard, Compaq, Digital, and over fifty other manufacturers of IT equipment. Paradigm is a high-level solutions provider for Microsoft and Oracle database and application tools. As a result, Paradigm can recommend the best IT business solution for its clients without being restricted by narrow product offerings.

    (iii) EXPANDING SOFTWARE DEVELOPMENT AND INTEGRATION SERVICES. Paradigm will seek to expand its custom software design and development, Internet/intranet software solutions design and development, customization of packaged application business software, data warehousing design and development, object-oriented design and development, reselling of leading fourth-generation database tools and applications, and reselling of document management and imaging software.

    GROWTH BY ACQUISITION. Paradigm's acquisition strategy will be to identify profitable, well-managed companies that (i) provide services complementing the services already provided by Paradigm, and (ii) facilitate Paradigm's expansion into new geographic areas. Paradigm's acquisition program will have as its goals the replication of the suite of service companies that it already has in place in the Northeast region of the U.S. and the expansion of its cross-selling opportunities. Paradigm will seek to expand its geographic scope by acquiring existing, profitable businesses, rather than through start-up operations. Given the highly fragmented nature of the IT services and solutions industry, Paradigm believes significant acquisition opportunities exist. Paradigm intends to retain the distinctive skills of the companies it acquires so as to avoid diluting the focus and market identify of such acquired companies. Paradigm will be able, as a stand-alone entity, to focus on continued acquisitions in the IT sector without the competition for financial resources necessary within U.S. Office Products as a whole.

    In furtherance of its acquisition strategy, Paradigm routinely reviews, and conducts investigations of, potential acquisitions of technology solutions businesses. When Paradigm believes a favorable opportunity exists, it enters into discussions with the owners of such businesses regarding the possibility of an acquisition by Paradigm. As of the date of this Information Statement/Prospectus, Paradigm does not have any agreements for pending acquisitions. Paradigm is currently engaged in negotiations for a significant acquisition involving a service provider and systems integration company located in the Midwest. There can be no assurance that these or any other negotiations will lead to an acquisition agreement, or, if an agreement is reached, that any or all of the transactions would be consummated.

    In sum, Paradigm, in executing its strategy, intends to adhere to the following principles:

    - "Listen to clients, understand their needs, and fulfill their highest expectations

    - "Maintain a visionary IT outlook which engenders leading-edge solutions

    - "Offer proven solutions that meet clients' needs and goals

    - "Deliver what is promised and strive to deliver more

    - "Treat clients and colleagues with the same consideration with which we would like to be treated

    - "Remember that a happy and satisfied client is our most important legacy"

BUSINESS SOLUTIONS PROVIDED

    Paradigm offers its clients a single source for IT business solutions and services. Paradigm seeks to foster a relationship with the client that will allow Paradigm to become its clients' "one-stop shop" for total IT business solutions. The five sectors of Paradigm's business and the services provided within each sector are:

(1)  CONSULTING AND ENGINEERING SERVICES

    Paradigm provides strategic planning and design services, including:

    - Business Process Reengineering (BPR)

    - IT needs analysis

    - Technology infrastructure planning and design

    - Systems architecture development

    - Decision support planning and analysis

    - Year 2000 planning and consulting

    - Solution design and development

    Paradigm's technical and sales professionals deliver these IT business solutions through the client's chief information officer or chief financial officer and involve the client's strategic business plan. In providing these consulting and intellectual services, Paradigm establishes long-term relationships with its clients that it believes will offer future opportunities to expand the level of service and support required to meet clients' needs.

    Paradigm provides these services through the following operating companies:
Bay State, Digital Network Associates, Entra, Fortran, Professional Computer Solutions, and Professional Network Services.

(2)  SYSTEMS AND NETWORK INTEGRATION SERVICES

    Paradigm designs, develops, and implements systems and network solutions, including:

    - LAN and WAN client/server design and integration

    - Internet/intranet infrastructure design and integration

    - Voice and data communication infrastructure

    - Communication network solutions involving hubs, routers, and switches

    - Capacity planning

    - Network performance management

    - Connectivity and security services

    Paradigm delivers enterprise-wide turnkey IT business solutions by combining its business knowledge with technical expertise concerning hardware, software, and support capabilities to achieve the client's goals. These solutions address client needs for high bandwidth applications, from transaction processing to Internet commerce.

    Paradigm designs, develops, and installs full application-ready, distributed client/server computing platforms and integrates them into existing IT infrastructures. Capabilities include project planning, technology integration and installation that maximizes system performance and delivery of computing solutions in the most cost-effective way, assuring flexible, open systems capable of integrating into tomorrow's new technologies.

    Paradigm provides these services through its Bay State, Compel , Digital Network Associates, Entra, Mahon, Office Equipment Service, and Professional Network Services operating companies.

(3)  SOFTWARE DEVELOPMENT AND INTEGRATION SERVICES

    Paradigm provides software development and integration services, including:

    - Custom client/server software design and development

    - Internet/intranet software solutions design and development

    - Customization of packaged application business software

    - Data warehousing design and development

    - Object-oriented design and development

    - Reseller of leading fourth-generation database tools and applications

    - Reseller of document management and imaging software

    Paradigm designs systems that allow groups of various sizes in multiple locations to collaborate across business lines and functions. It uses data warehousing tools and technology processes to give clients decision support information, sales and marketing intelligence systems, and other strategic knowledge tools. Paradigm's Internet services help clients exploit the full potential of information processing on both the global Internet and on corporate intranets. Paradigm is a certified reseller and supporter of products of the leading software manufacturers, including Microsoft, Oracle, Sybase, and Borland, incorporating the latest technology and techniques to insure each project's success. Paradigm emphasizes keeping up with the rapid change of technology by employing highly-qualified strategists and technologists, forming alliances with key tool and database vendors, participating in beta programs for new products, and by participating in and attending major technical conferences.

    Paradigm provides these services through its Bay State, Entra, Fortran, and Professional Computer Solutions operating companies.

(4)  INFORMATION TECHNOLOGY SUPPORT AND OPERATIONAL SERVICES

    Paradigm's information technology support and operational services include:

    - Outsourcing of IT professional services

    - Outsourcing of IT product procurement

    - Engineering and network management services

    - Facility infrastructure cabling and installation

    - Warranty support

    - Help desk support

    - Hardware and software maintenance and support

    Paradigm provides both short- and long-term temporary technical expertise to address a wide range of network operation and project needs, including LAN and WAN management, systems management, and system administration.

    Paradigm provides these services through its Aztec, Bay State, Compel, Digital Network Associates, Entra, Fortran, Mahon, Office Equipment Service, and Professional Computer Solutions operating companies.

(5)  TELEPHONY INTEGRATION SERVICES

    Paradigm provides telephone integration solutions, including:

    - Design and integrate telecommunication systems

    - Design and integrate ISDN networks

    - Telephone PBX and key-system procurement and installation

    - Voicemail systems installation

    - Voice response units installation

    - Warranty support

    Paradigm seeks to maintain current knowledge of the attributes of all telecommunications systems, and to use this knowledge to develop systems for specific client environments--from simple key systems to complex voice/data communications systems.

    Paradigm recognizes the importance of global ISDN communication, and therefore has the ability to integrate LAN, data and voice communications, video conferencing, voicemail and voice processing into the ISDN of the future.

    Paradigm provides these services through its Aztec, Fortran, and Mahon operating companies.

REVENUE SOURCES

    Paradigm generates revenues principally from (i) fees for services rendered to customers (including consulting and engineering services, systems and network integration services, software development and integration services, information technology support and operational services, and telephony integration services) and (ii) sales of products to customers within these business sectors (including telephony systems, and network and systems hardware and software).

OPERATIONS

    DECENTRALIZED MANAGEMENT. Each of Paradigm's operating companies currently manages its own business on a decentralized basis, with management direction and oversight provided by the President and Chief Executive Officer of Paradigm (presently the Chairman of U.S. Office Products' Technology Solutions division), and with functional support from U.S. Office Products. Paradigm intends to continue to operate with a decentralized management structure that it believes will enable it to deliver superior client service and a motivating environment for its operating companies, and that will minimize corporate-level overhead. Paradigm anticipates that finance, accounting, legal, management information systems, treasury, employee benefits, and certain purchasing arrangements will be managed or provided on a centralized basis. In addition, Paradigm's senior management will be responsible for implementing the Company's internal growth and acquisition strategies. In particular, senior management will be assigned responsibility for expanding cross-selling opportunities among the operating companies.

    Each of the present operating companies and any subsequently acquired businesses will manage the professional services and technical support of their respective businesses in a manner consistent with their traditional local practices and as dictated by client needs. Depending on its size and the services it provides, each operating company will employ its own senior technical and sales professionals, including project managers, engineers, technicians and developers, marketing personnel, and recruiters and administrative personnel. Paradigm will seek to identify and implement opportunities to consolidate overlapping functions and achieve cost savings, if consistent with the client-service objectives of the operating companies. As Paradigm grows through acquisitions, especially into other geographic regions, it may consider establishing regional divisions to consolidate and improve administrative support functions.

    SALES AND MARKETING. Paradigm will focus its sales and marketing efforts on companies with complex computing and communications requirements located throughout the United States. To develop its clients, who will be principally the chief information officers and chief financial officers of corporations, Paradigm will use a combination of sales engineering and consulting sales services, including trade shows, professional seminars and radio advertisements.

    RETENTION OF SKILLED TECHNICAL AND SALES PROFESSIONALS. Paradigm believes that it must be able to attract and retain skilled technical and sales professionals to achieve its business goals. To maximize the long-term retention of these professionals, Paradigm intends to put in place an aggressive performance-based employee retention program. The program is expected to include: stock options; a professional education policy; a progressive human resources program; and other benefits designed to enhance long-term employee retention.

COMPETITION

    The market for Paradigm's services is highly competitive. Paradigm's competitors vary in size and in the scope of the products and services that they offer. Primary competitors generally include consulting and systems integrators, the consulting divisions of "Big Six" accounting firms, applications development firms, service groups of computer equipment companies, temporary staffing firms, and other IT service providers.

    Paradigm expects to face competition from established and emerging companies. Increased competition may result in greater pricing pressure, which could adversely affect Paradigm's gross margins. In addition, some of Paradigm's competitors have greater financial, development, technical, marketing, and sales resources than Paradigm. As a result, Paradigm's competitors may be able to adapt more quickly to new or emerging technologies and to changes in client requirements, or to devote greater resources than Paradigm to the development, promotion, sale, and support of IT products and services. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their IT solutions needs. There can be no assurance that Paradigm will continue to provide IT services and products demanded by the market or be able to compete successfully with existing or new competitors. An inability to compete in its market effectively would have a material adverse effect on Paradigm's results of operations, financial condition, and business.

    DIFFERENTIATING FACTORS. Paradigm believes that it is differentiated from its competitors in several key respects:

    - the multiyear history of its operating companies in providing successful IT solutions to clients and in rapidly adapting to dynamic changes in technology deployment;

    - the flexibility and responsiveness provided by its operating companies, which are focused on specific IT needs of their local clients;

    - its contractual vendor alliances with major IT manufacturers, which Paradigm believes allow it to design optimal solutions for its clients' needs;

    - dedication of senior management to implementing cross selling opportunities across the operating companies and offering "one-stop" solutions to clients; and

    - an acquisition strategy aimed at achieving growth and geographic expansion through the acquisition of existing, profitable businesses, rather than through start-up operations.

LEGAL PROCEEDINGS

    Paradigm is involved from time to time in legal proceedings arising in the ordinary course of business. There are currently no material legal proceedings pending to which Paradigm is a party or to which any of its property is subject.

EMPLOYEES

    At January 1, 1998, Paradigm employed 1,067 persons, of whom approximately 692 were technical professionals. Most of Paradigm's employees work in professional (including sales), admistrative, and technical positions. 297 of Paradigm's employees are represented by a labor union or subject to a collective bargaining agreement. Paradigm believes that its employee relations are generally good.

PROPERTIES

    Paradigm's headquarters are located in Boston, Massachusetts. In addition to its headquarters, Paradigm leases office and warehouse space in a number of locations across the United States. Paradigm does not believe that any of these locations are material to its operations. The leases expire at various times between 1998 and 2004.

                             MANAGEMENT OF PARADIGM

DIRECTORS AND EXECUTIVE OFFICERS

    Following the Technology Distribution, it is anticipated that the directors and executive officers of Paradigm will be as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
James E. Claypoole...................................          64   Chairman of the Board, Chief Executive Officer,
                                                                    President and Director
Elizabeth M. Claypoole...............................          32   Vice President, Treasurer, and Secretary
Jonathan J. Ledecky..................................          40   Director*

------------------------

* Mr. Ledecky is expected to join the Paradigm Board promptly following the Technology Distribution.

    JAMES E. CLAYPOOLE has served as Chief Executive Officer, Director and President of Paradigm since February, 1998. He founded and has served as President of Bay State Computer Group, an operating company of Paradigm, since 1984 and as Chairman of U.S. Office Products' Technology Solutions division since 1996. For the past 15 years, Mr. Claypoole has served as a member of the board of directors of the Digital Dealers Association and was its President from 1992 to 1994. He was Chairman of the Digital Dealers Association in 1995. Mr. Claypoole has also served on a variety of manufacturers' councils. Mr. Claypoole is the father of Elizabeth M. Claypoole.

    ELIZABETH M. CLAYPOOLE has served as Vice President, Treasurer, and Secretary of Paradigm since February, 1998. She has been Vice President and Chief Financial Officer of Bay State since 1990. Ms. Claypoole was previously employed by the accounting firm of Deloitte & Touche LLP. Ms Claypoole is a certified public accountant and is a member of the American Institute of Certified Public Accountants. Ms. Claypoole is the daughter of James E. Claypoole.

    JONATHAN J. LEDECKY will serve as a Director of Paradigm and the other Spin-Off Companies as of the Distribution Date. Mr. Ledecky founded U.S. Office Products in October 1994, will serve as Chairman of the Board until the Distribution Date, and served as its Chief Executive Officer until November 1997. He founded Consolidation Capital Corporation in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky has also served as non-executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and as Non-Executive Chairman of the Board of UniCapital Corporation, since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., a wholly owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and Senior Vice President at Allied Capital Corporation, an investment management company.

    Prior to the Technology Distribution, Paradigm expects to elect three additional directors, at least two of whom will be independent directors. Directors are elected for one year terms and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal, though the Paradigm Board may adopt a classified board before the distribution date. Executive officers are elected annually and hold office until the next meeting of stockholders or until such executive officer's earlier resignation or removal.

    The Paradigm Board is expected to create an Audit Committee effective as of the Distribution Date. The Audit Committee will be charged with reviewing Paradigm's annual audit and meeting with Paradigm's independent accountants to review Paradigm's internal control and financial management practices.

    The Paradigm Board is expected to create a Compensation Committee effective as of the Distribution Date. The Compensation Committee will be charged with making recommendations to the Paradigm Board regarding compensation of Paradigm's executive officers and administering any stock option plan Paradigm may adopt.

KEY EMPLOYEES

    Paradigm considers the presidents of its operating companies to be key employees. Information concerning these employees is set forth below:

    PHILLIP ARTURI, PRESIDENT OF PROFESSIONAL NETWORK SERVICES, has 17 years of experience in LAN/WAN infrastructure design, application engineering, and systems integration. Prior to establishing Professional Network Services in 1989, Mr. Arturi implemented distributed processing solutions at GTE, and served Caldor as MIS manager.

    LARRY GLASER, PRESIDENT OF FORTRAN, established Fortran in the late 1970s as a service and repair organization for telecommunications equipment. He has been President of Fortran since that date.

    KELBY KNOEDLER, PRESIDENT OF ENTRA, established Entra in 1984 after selling his ownership-interest in CADO Business Systems of Ohio, which he founded in 1978. Since 1984, he has been the General Manager and President of Entra. He was previously employed with Burroughs Corporation.

    JAMES MAHON, PRESIDENT OF MAHON, has over 26 years of diverse experience in the communications industry. Mr. Mahon was a founder and past president of Computer Telephone Corporation (CTC), which went public in 1985. Mr. Mahon, who has also held corporate-level positions at Rolm and Executone, founded Mahon in 1989 and has been President of Mahon since that date.

    DARREN METZ, PRESIDENT OF OFFICE EQUIPMENT SERVICE, has been the President of Office Equipment Service since 1986. He holds a B.A. in computer science from the University of Tennessee, and an M.B.A. from the University of Memphis.

    JACK MEEHAN, PRESIDENT OF AZTEC, founded Aztec in 1984 and has been its President and Chief Executive Officer since that date. Previously, Mr. Meehan was employed by New York Telephone Company (1969) and by Tie/communications (1972-1984).

    ROBERT M. MCCLORY, PRESIDENT OF COMPEL, founded Compel in 1972 and has been its President since that date. From 1972-1979, he was General Manager of Parsons Electric Company, a general contractor in Los Angeles, California. He is a Registered Communications Distribution Designer.

    BENJAMIN TANDOWSKI, PRESIDENT OF PROFESSIONAL COMPUTER SOLUTIONS, founded Professional Computer Solutions in 1984 and has been its President since that date. Previously, Mr. Tandowski was employed by Exxon Research and Union Carbide Chemical and Plastics Division. He holds a Ph. D. in mechanical engineering from the City University of New York, where he was a National Science Fellow.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by Paradigm for services rendered during the year ended April 26, 1997 to the Chief Executive Officer and the other highly compensated executive officer of Paradigm (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION     LONG TERM
                                                           ---------------------  COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION                                  SALARY      BONUS     OPTIONS(#)    COMPENSATION
---------------------------------------------------------  ----------  ---------  -------------  -------------

James E. Claypoole.......................................  $  245,000(1) $  50,000                 $  54,360(2)
  Chief Executive Officer,
  President and Director

Elizabeth M. Claypoole...................................  $  142,500(1)               7,500(3)
  Vice President, Treasurer, and Secretary

(1) The salaries for the named executives include six months of salary prior to Bay State Computer Group being acquired by U.S. Office Products. Mr. Claypoole's salary was increased from $190,000 to $300,000 and Ms. Claypoole's salary was increased from $125,000 to $160,000 upon the acquisition of Bay State Computer Group by U.S. Office Products. Mr. Claypoole's salary was increased to $315,000 in November 1997.

(2) Includes life insurance premiums of $42,360 paid by Bay State on life insurance policies for which Mr. Claypoole's estate is the beneficiary and payment of automobile expenses of $12,000.

(3) Options to purchase U.S. Office Products Common Stock.

                      OPTIONS GRANTED IN FISCAL YEAR 1997

    The following table sets forth certain information regarding options to acquire U.S. Office Products Common Stock granted to the Named Officers during the year ended April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire Paradigm Common Stock in connection with the Technology Distribution. See "The Technology Distribution--Effect on Outstanding U.S. Office Products Options Held by Paradigm Employees." No options to acquire securities of Paradigm were granted to the Named Officers in the year ended April 26, 1997.

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                   PERCENT OF                                  APPRECIATION FOR
                                                  TOTAL OPTIONS    EXERCISE                     OPTION TERM(2)
                                    OPTIONS        GRANTED IN        PRICE     EXPIRATION   ----------------------
NAME                             GRANTED (#)(1)  FISCAL YEAR(2)     ($/SH)        DATE        5%($)       10%($)
-------------------------------  --------------  ---------------  -----------  -----------  ----------  ----------

James E. Claypoole (3).........        --              --             --           --           --          --
Elizabeth M. Claypoole (4).....         7,500             4.0%     $   17.83     11/8/2006  $   84,099  $  213,123

(1) The options granted are non-qualified stock options which are exercisable at the market price on the date of grant generally beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and which expire ten years from the date of grant.

(2) Total options granted means all options granted to all employees of the Technology Solutions division of U.S. Office Products.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

(4) After the fiscal year ended April 26, 1997, James Claypoole was granted 45,000 options at an exercise price of $15.17, which expire on April 28, 2007.

(5) After the fiscal year ended April 26, 1997, Elizabeth Claypoole was granted 6,000 options at an exercise price of $15.17, which expire on April 28, 2007.

              AGGREGATED OPTIONS FISCAL YEAR ENDED APRIL 26, 1997
                     AND FISCAL YEAR-END 1997 OPTION VALUES

    The following table sets forth certain information regarding unexercised options held by the Named Officers at April 26, 1997. No options were exercised by the Named Officers during the fiscal year ended

April 26, 1997. As described above, all options were granted by U.S. Office Products as options to acquire U.S. Office Products Common Stock and are expected to be replaced with options to acquire shares of Paradigm Common Stock in connection with the Technology Distribution. See "The Technology Distribution--Effect on Outstanding U.S. Office Products Options Held by Paradigm Employees."

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING             VALUE OF UNEXERCISED IN-THE-
                                                        UNEXERCISED OPTIONS       MONEY(3) OPTIONS AT FISCAL YEAR
                                                        IN THE MONEY OPTIONS                 END($)(4)
                     SHARES ACQUIRED                     AT APRIL 26, 1997              AT APRIL 26, 1997(1)
                       ON EXERCISE        VALUE      --------------------------  ----------------------------------
NAME                     (#)(1)       REALIZED($)(2) EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-------------------  ---------------  -------------  -----------  -------------  ---------------  -----------------

James E.
  Claypoole........            --              --            --            --              --                --
Elizabeth M.
  Claypoole........            --              --      -- 1,875         5,625              --                --

(1) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which options were exercised.

(2) The value of exercised options represents the difference between the exercise price of such options and the closing market price of the U.S. Office Products Common Stock on the date of exercise.

(3) Options are "in-the-money" if the closing market price of U.S. Office Products Common Stock exceeds the exercise price of the options.

(4) The value of unexercised options represents the difference between the exercise price of such options and $15.08, the closing market price of U.S. Office Products Common Stock at April 26, 1997.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

    Jonathan J. Ledecky entered into the Ledecky Services Agreement with U.S. Office Products on January 13, 1998, to become effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his November 4, 1997 employment agreement with U.S. Office Products.

    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products and also provides certain benefits and obligations with respect to Paradigm and the other Spin-Off Companies. Under the Ledecky Services Agreement, Mr. Ledecky will remain an employee of U.S. Office Products, at an annual salary of $48,000, through June 30, 2001, with the contract terminable only if he violates the non-competition provision of the agreement.

    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions until the fourth anniversary of the Distribution Date. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products and the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where any of the U.S. Office Products Companies conducts business. (For this purpose, "products or services" are those in effect as of January 13, 1998.) The Ledecky Services Agreement prohibits Mr. Ledecky from calling upon managerial employees of the U.S. Office Products Companies to hire them away and from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky is also barred from hiring away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. The Ledecky Services Agreement includes Mr. Ledecky's agreement that four years is a reasonable period of time for this provision and that U.S. Office Products will assign to Paradigm and the other Spin-Off

Companies the ability to enforce the non-competition provisions described above as to their own businesses.

    Under the Ledecky Services Agreement, the U.S. Office Products Board has agreed that Mr. Ledecky will receive a stock option for Paradigm Common Stock from Paradigm as of the Distribution Date. The U.S. Office Products Board intends the option to be compensation for Mr. Ledecky's services to Paradigm as a director, and certain services as an employee. The option will cover up to 7.5% of the outstanding Paradigm Common Stock determined as of the Distribution Date, with no anti-dilution provisions in the event of issuance of additional shares of Paradigm Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade (the "Initial Trading Price") on the day Paradigm Common Stock is first publicly traded (the "First Trade Date").

    Mr. Ledecky's option will be fully exercisable as to two-thirds of the shares it covers when granted. The remainder of the option will become exercisable as follows: (i) as of the 18-month anniversary of the First Trade Date if the average closing trading price over the 15 business days preceding that anniversary date exceeds the Initial Trading Price (with the prices adjusted for stock splits or reverse stock splits or other corporate events that cause Paradigm to adjust substantially all outstanding options) by at least 25% or (ii) as of the sixth anniversary of the First Trade Date if the clause (i) condition is not met and Mr. Ledecky is still employed by Paradigm at that anniversary. Option exercisability will accelerate if Mr. Ledecky dies before the option expires or if and to the extent that Paradigm accelerates the exercise schedule of options for substantially all management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Paradigm.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

    In October 1996, Bay State entered into an employment agreement with James
E. Claypoole, its Chief Executive Officer and President. The employment agreement provides for an initial three-year term and successive one-year extensions at the option of Bay State. Pursuant to this agreement, Mr. Claypoole is entitled to receive a minimum annual salary of $300,000, incentive bonuses as determined by the Board of Directors of Bay State and all perquisites and benefits customarily provided by Bay State to its employees. In the event that Mr. Claypoole's employment is terminated for any reason other than cause, Mr. Claypoole's employment agreement provides that Mr. Claypoole is entitled to receive his base salary and benefits for the longer of (i) three months from the date of termination, or (ii) the remaining time under the initial term of the employment agreement. The employment agreement also prohibits Mr. Claypoole from engaging in certain activities deemed competitive with Bay State or its affiliates during the duration of his employment with Bay State and for the longer of (i) a period of two years thereafter, or (ii) as long as Mr. Claypoole continues to receive severance payments from Bay State.

    In October 1996, Bay State entered into an employment agreement with Elizabeth M. Claypoole, its Vice President, Treasurer, and Secretary. The employment agreement provides for an initial three-year term and successive one-year extensions at the option of Bay State. Pursuant to this agreement, Ms. Claypoole is entitled to receive a minimum annual salary of $160,000, incentive bonuses as determined by the President of Bay State and all perquisites and benefits customarily provided by Bay State to its employees. In the event that Ms. Claypoole's employment is terminated for any reason other than cause, Ms. Claypoole's employment agreement provides that Ms. Claypoole is entitled to receive her base salary and benefits for the longer of (i) three months from the date of termination, or (ii) the remaining time under the initial term of the employment agreement. The employment agreement also prohibits Ms. Claypoole from engaging in certain activities deemed competitive with Bay State or its affiliates during the duration of her employment with Bay State and for the longer of (i) a period of two years thereafter, or (ii) as long as Ms. Claypoole continues to receive severance payments from Bay State.

    Effective as of the Distribution Date, Bay State Computer Group will assign Mr. and Ms. Claypooles' employment agreements to Paradigm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Paradigm Board intends to create a Compensation Committee effective prior to the Distribution Date. The Compensation Committee will be charged with determining or making recommendations to the Paradigm Board regarding the compensation of executive officers of Paradigm and administering any stock option plan Paradigm may adopt.

    Until a Compensation Committee of the Paradigm Board is created, decisions regarding the compensation of executive officers of Paradigm will be made by the Paradigm Board. No member of the Paradigm Board has ever been an officer of Paradigm or any of its subsidiaries, except that Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be Chairman of U.S. Office Products until the Distribution Date, and Mr. Claypoole has been Chairman of U.S. Office Products' Technology Solutions division.

                           RELATED PARTY TRANSACTIONS

    On October 15, 1996, U.S. Office Products acquired Bay State, which will be a wholly-owned subsidiary of Paradigm following the Technology Distribution, from James E. Claypoole, Paradigm's Chairman of the Board, Chief Executive Officer, and President, and Thomas J. Foley, Executive Vice President of Bay State, for 906,576 shares of U.S. Office Products Common Stock valued at $20.74 per share. In connection with the acquisition, Bay State also entered into an employment agreement with Mr. Claypoole at an annual base salary of $300,000 and an employment agreement with Elizabeth M. Claypoole, Paradigm's Vice President, Treasurer and Secretary, at an annual base salary of $160,000.

                       PRINCIPAL STOCKHOLDERS OF PARADIGM

    The following table sets forth the number and percentage of outstanding shares of Paradigm Common Stock that are expected to be beneficially owned by
(i) all persons known by Paradigm to own beneficially more than 5% of U.S. Office Products Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of U.S. Office Products Common Stock owned as of February 12, 1998. Assuming a Distribution Ratio of one for one, the number and percent of shares of Paradigm Common Stock beneficially owned by each of the following should be equal to the number of shares of U.S. Office Products Common Stock owned by them on the Distribution Date (which will exclude any shares purchased from the persons in the Tender Offer), except that the number of shares beneficially owned with respect to options that are exercisable within 60 days of the Distribution Date may be different depending on the ratio at which options for U.S. Office Products Common Stock are replaced with options for Paradigm Common Stock. See "The Technology Distribution--Effect on Outstanding U.S. Office Products Options Held by Paradigm Employees." Except as otherwise indicated, the business address of each of the following is 52 Roland Street, Boston, Massachusetts 02129.

NAME AND ADDRESS OF BENEFICIAL OWNER                                                           NUMBER      PERCENT
------------------------------------------------------------------------------------------  ------------  ---------
James E. Claypoole (1)....................................................................       774,136      *
Jonathan J. Ledecky (2)...................................................................     2,428,125        1.7%
Elizabeth M. Claypoole (3)................................................................         3,375      *
All current executive officers and directors as a group (four persons)....................     3,663,715        2.6%
5% STOCKHOLDERS:
FMR Corp (4)..............................................................................    15,754,406       11.2%
  Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services Company (4)..............................................     8,262,886        5.9%
  500 Boylston Street
  Boston, MA 02116

------------------------

*   Less than 1%.

(1) Includes 11,250 shares which may be acquired upon exercise of options exercisable within 60 days following the Technology Distribution.

(2) In addition, Mr. Ledecky has an option that will become exercisable on the Distribution Date for a number of shares of Paradigm Common Stock equal to 5% of the shares issued and outstanding on the Distribution Date. See "Management of Paradigm--Director Compensation and Other Arrangements." Excludes options for U.S. Office Products Common Stock that will not be converted into options for Paradigm Common Stock at the time of the Technology Distribution.

(3) Includes 3,375 shares which may be acquired upon exercise of options exercisable within 60 days following the Technology Distribution.

(4) Based upon a Schedule 13G filed with the SEC.

                     DESCRIPTION OF PARADIGM CAPITAL STOCK

GENERAL

    At the time of the Technology Distribution, Paradigm's authorized capital
stock is expected to consist of       shares of Paradigm Common Stock, par value
$.001 per share, and       shares of preferred stock, par value $.001 per share
(the "Preferred Stock"). At the time of the Technology Distribution, Paradigm is
expected to have outstanding approximately       shares of Paradigm Common Stock
and no shares of Preferred Stock. Set forth below is a summary of the terms of Paradigm's authorized capital stock.

PARADIGM COMMON STOCK

    The holders of Paradigm Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Paradigm Common Stock are entitled to such dividends as may be declared in the discretion of the Paradigm Board out of funds legally available therefore. See "Dividend Policy." The holders of Paradigm Common Stock are entitled to share ratably in the net assets of Paradigm upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Paradigm Common Stock have no preemptive rights to purchase shares of stock of Paradigm. Shares of Paradigm Common Stock are not subject to any redemption provisions and are not convertible into any other securities of Paradigm. All of the shares of Paradigm Common Stock to be distributed pursuant to the Technology Distribution will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Paradigm Board as shares of one or more classes or series. Subject to the provisions of Paradigm's Certificate of Incorporation and limitations prescribed by law, the Paradigm Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Paradigm has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Paradigm Board to render more difficult or to discourage an attempt to obtain control of Paradigm by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Paradigm's management. The issuance of shares of the Preferred Stock pursuant to the Paradigm Board's authority described above may adversely affect the rights of the holders of Paradigm Common Stock. For example, Preferred Stock issued by Paradigm may rank prior to Paradigm Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Paradigm Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Paradigm Common Stock or may otherwise adversely affect the market price of Paradigm Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    Paradigm is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. Paradigm has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to Paradigm's Certificate of Incorporation and under Delaware law, directors of Paradigm are not liable to Paradigm or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    Paradigm has not yet appointed a Transfer Agent and Registrar for Paradigm Common Stock but expects to do so prior to the Technology Distribution.

                                    EXPERTS

    The financial statements included in this Information Statement/Prospectus (except as they relate to the unaudited interim periods) have been audited by various independent accounts. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of shares of Paradigm Common Stock and certain tax matters relating to the Distributions will be passed upon on behalf of Paradigm and U.S. Office Products by Wilmer, Cutler & Pickering, Washington, D.C.

                            PARADIGM CONCEPTS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                       ---------
PARADIGM CONCEPTS, INC.
  Introduction to Pro Forma Financial Information                                            F-2
  Pro Forma Combined Balance Sheet as of October 25, 1997 (unaudited)                        F-3
  Pro Forma Combined Statement of Income for the six months ended October 25, 1997
    (unaudited)                                                                              F-4
  Pro Forma Combined Statement of Income for the six months ended October 26, 1996
    (unaudited)                                                                              F-5
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)                                                                              F-6
  Note to Pro Forma Combined Financial Statements                                            F-7
  Report of Price Waterhouse LLP, Independent Accountants                                    F-8
  Report of Rubin, Koehmstedt and Nadler, Independent Auditors                               F-9
  Consolidated Balance Sheet as of April 30, 1996, April 25, 1997 and October 25,
    1997 (unaudited)                                                                        F-10
  Consolidated Statement of Income for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996
    (unaudited) and October 25, 1997 (unaudited)                                            F-11
  Consolidated Statement of Stockholder's Equity for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the six months ended October
    25, 1997 (unaudited)                                                                    F-12
  Consolidated Statement of Cash Flows for the years ended March 31, 1995 and 1996, the fiscal year ended April 26, 1997 and the six months ended October 26, 1996
    (unaudited) and October 25, 1997 (unaudited)                                            F-13
  Notes to Consolidated Financial Statements                                                F-15

AZTEC EAST, INC. AND AFFILIATES
  Report of B.N. Kozin Company, Independent Accountants                                     F-27
  Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)         F-28
  Statement of Operations for the years ended December 31, 1995 and 1996 and the nine
    months ended September 30, 1996 (unaudited) and 1997 (unaudited)                        F-29
  Statement of Shareholders' Equity for the years ended December 31, 1995 and 1996
    and the nine months ended September 30, 1997 (unaudited)                                F-30
  Statement of Cash Flows for the years ended December 31, 1995 and 1996 and the nine
    months ended September 30, 1996 (unaudited) and 1997 (unaudited)                        F-31
  Notes to Financial Statements                                                             F-32

COMPEL CORPORATION
  Report of Price Waterhouse LLP, Independent Accountants                                   F-35
  Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997 (unaudited)         F-36
  Statement of Income for the years ended December 31, 1994, 1995 and 1996 and the
    nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)                   F-37
  Statement of Stockholders' Equity for the years ended December 31, 1994, 1995 and
    1996 and the nine months ended September 30, 1997 (unaudited)                           F-38
  Statement of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and
    the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited)               F-39
  Notes to Financial Statements                                                             F-40

                            PARADIGM CONCEPTS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to the spin-off of Paradigm Concepts, Inc. (the "Company"), formerly the Technology Solutions division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products stockholders (the "Distribution") and to acquisitions completed through February 13, 1998.

    The pro forma combined balance sheet gives effect to the Technology Distribution as if such transaction had occurred as of the Company's most recent balance sheet date, October 25, 1997.

    The pro forma combined statements of income for the fiscal year ended April 26, 1997 and the six month periods ended October 25, 1997 and October 26, 1996 give effect to the Technology Distribution and the acquisitions of Compel Corporation, Aztec East, Inc. and Affiliates ("Aztec East, Inc.") and three other individually insignificant companies in business combinations accounted for under the purchase method which have been completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996.

    The pro forma combined statement of income for the year ended April 26, 1997 includes the audited financial information of the Company for the year ended April 26, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statements of income for the six months ended October 25, 1997 includes the unaudited financial information of the Company for the six months ended October 25, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or October 25, 1997.

    The pro forma combined statement of income for the six months ended October 26, 1996 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through October 26, 1996.

    The historical financial statements of the Company give retroactive effect to the results of the five companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overhead costs have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                            PARADIGM CONCEPTS, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                OCTOBER 25, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          PARADIGM
                                                                          CONCEPTS,     PRO FORMA   PRO FORMA
                                                                            INC.       ADJUSTMENTS   COMBINED
                                                                        -------------  -----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $       579    $    (579)(a) $
  Accounts receivable, net............................................        42,406                    42,406
  Inventories.........................................................        10,169                    10,169
  Receivable from U.S. Office Products................................        10,799      (10,799)(a)
  Prepaid and other current assets....................................         6,343                     6,343
                                                                        -------------  -----------  ----------
      Total current assets............................................        70,296      (11,378)      58,918

Property and equipment, net...........................................         4,968                     4,968
Goodwill, net.........................................................        62,204                    62,204
Other assets..........................................................           433                       433
                                                                        -------------  -----------  ----------
      Total assets....................................................   $   137,901    $ (11,378)  $  126,523
                                                                        -------------  -----------  ----------
                                                                        -------------  -----------  ----------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt.....................................................   $     1,306    $           $    1,306
  Accounts payable....................................................        24,612                    24,612
  Accrued compensation................................................         4,799                     4,799
  Other accrued liabilities...........................................        10,044                    10,044
                                                                        -------------  -----------  ----------
      Total current liabilities.......................................        40,761                    40,761

Long-term debt........................................................         1,527        2,167(a)      3,694
Long-term payable to U.S. Office Products.............................         7,224       (7,224)(a)
Deferred income taxes.................................................           857                       857
                                                                        -------------  -----------  ----------
      Total liabilities...............................................        50,369       (5,057)      45,312
                                                                        -------------  -----------  ----------

Stockholder's equity:
  Divisional equity...................................................        72,069       (6,321)(a)     65,748
  Retained earnings...................................................        15,463                    15,463
                                                                        -------------  -----------  ----------
      Total stockholder's equity......................................        87,532       (6,321)      81,211
                                                                        -------------  -----------  ----------
      Total liabilities and stockholder's equity......................   $   137,901    $ (11,378)  $  126,523
                                                                        -------------  -----------  ----------
                                                                        -------------  -----------  ----------

       See accompanying notes to pro forma combined financial statements.

                            PARADIGM CONCEPTS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                               FISCAL 1998
                                        PARADIGM                               INDIVIDUALLY
                                        CONCEPTS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA  PRO FORMA
                                          INC.       EAST, INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS   COMBINED
                                      -------------  -----------  -----------  -----------  -----------  ----------
Revenues............................    $  79,605     $   9,808    $  20,545    $  18,209    $           $  128,167
Cost of revenues....................       60,840         6,056       14,452       13,228                    94,576
                                      -------------  -----------  -----------  -----------  -----------  ----------
      Gross profit..................       18,765         3,752        6,093        4,981                    33,591

Selling, general and administrative
  expenses..........................       12,292         2,407        2,914        3,311         (312)(b)     20,612
Amortization expense................           37            12                                    789(d)        838
                                      -------------  -----------  -----------  -----------  -----------  ----------
      Operating income..............        6,436         1,333        3,179        1,670         (477)      12,141

Other (income) expense:
  Interest expense..................           50            87           71          127         (135)(f)        200
  Interest income...................         (267)          (39)         (20)                      326(f)
  Other.............................           11          (117)         (30)         (90)                     (226)
                                      -------------  -----------  -----------  -----------  -----------  ----------
Income before provision for income
  taxes.............................        6,642         1,402        3,158        1,633         (668)      12,167
Provision for income taxes..........        2,657            55           49          339        2,253(g)      5,353
                                      -------------  -----------  -----------  -----------  -----------  ----------
Net income..........................    $   3,985     $   1,347    $   3,109    $   1,294    $  (2,921)  $    6,814
                                      -------------  -----------  -----------  -----------  -----------  ----------
                                      -------------  -----------  -----------  -----------  -----------  ----------
Weighted average shares
  outstanding.......................                                                                         95,963(h)
Net income per share................                                                                     $     0.07
                                                                                                         ----------
                                                                                                         ----------

       See accompanying notes to pro forma combined financial statements.

                            PARADIGM CONCEPTS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED OCTOBER 26, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                               FISCAL 1998
                                        PARADIGM                               INDIVIDUALLY
                                        CONCEPTS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA  PRO FORMA
                                          INC.       EAST, INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS   COMBINED
                                      -------------  -----------  -----------  -----------  -----------  ----------
Revenues............................    $  66,161     $  12,906    $  16,832    $  17,701    $           $  113,600
Cost of revenues....................       50,571         8,843       12,525       12,879                    84,818
                                      -------------  -----------  -----------  -----------  -----------  ----------
      Gross profit..................       15,590         4,063        4,307        4,822                    28,782

Selling, general and administrative
  expenses..........................       10,011         3,156        2,378        3,887       (1,460)(b)     18,507
                                                                                                   535(c)
Amortization expense................                         10                                    815(d)        825
Non-recurring acquisition costs.....        1,105                                               (1,105)(e)
                                      -------------  -----------  -----------  -----------  -----------  ----------
      Operating income..............        4,474           897        1,929          935        1,215        9,450

Other (income) expense:
  Interest expense..................          226            80           85          104         (295)(f)        200
  Interest income...................         (128)          (60)         (10)                      198(f)
  Other.............................          (58)         (153)         (50)         (68)                     (329)
                                      -------------  -----------  -----------  -----------  -----------  ----------
Income before provision for income
  taxes.............................        4,434         1,030        1,904          899        1,312        9,579
Provision for income taxes..........          502            42           38          220        3,413(g)      4,215
                                      -------------  -----------  -----------  -----------  -----------  ----------
Net income..........................    $   3,932     $     988    $   1,866    $     679    $  (2,101)  $    5,364
                                      -------------  -----------  -----------  -----------  -----------  ----------
                                      -------------  -----------  -----------  -----------  -----------  ----------
Weighted average shares
  outstanding.......................                                                                         95,963(h)
Net income per share................                                                                     $     0.06
                                                                                                         ----------
                                                                                                         ----------

       See accompanying notes to pro forma combined financial statements.

                            PARADIGM CONCEPTS, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                   FISCAL 1998
                                            PARADIGM                               INDIVIDUALLY
                                            CONCEPTS,       AZTEC       COMPEL     INSIGNIFICANT  PRO FORMA  PRO FORMA
                                              INC.        EAST INC.   CORPORATION  ACQUISITIONS ADJUSTMENTS   COMBINED
                                          -------------  -----------  -----------  -----------  -----------  ----------
Revenues................................   $   136,278    $  23,626    $  33,630    $  35,378    $           $  228,912
Cost of revenues........................       102,129       15,553       25,407       26,061                   169,150
                                          -------------  -----------  -----------  -----------  -----------  ----------
      Gross profit......................        34,149        8,073        8,223        9,317                    59,762

Selling, general and administrative
  expenses..............................        21,525        6,063        4,961        8,138       (2,172)(b)     39,197
                                                                                                       682(c)
Amortization expense....................                         22                                  1,629(d)      1,651
Non-recurring acquisition costs.........         2,274                                              (2,274)(e)
                                          -------------  -----------  -----------  -----------  -----------  ----------
      Operating income..................        10,350        1,988        3,262        1,179        2,135       18,914

Other (income) expense:
  Interest expense......................           324          174          124          210         (432)(f)        400
  Interest income.......................          (168)        (111)         (27)          (3)         309(f)
Other...................................           (53)        (323)         (67)        (136)                     (579)
                                          -------------  -----------  -----------  -----------  -----------  ----------
Income before provision for income
  taxes.................................        10,247        2,248        3,232        1,108        2,258       19,093
Provision for income taxes..............         3,524          173           39          245        4,420(g)      8,401
                                          -------------  -----------  -----------  -----------  -----------  ----------
Net income..............................   $     6,723    $   2,075    $   3,193    $     863    $  (2,162)  $   10,692
                                          -------------  -----------  -----------  -----------  -----------  ----------
                                          -------------  -----------  -----------  -----------  -----------  ----------
Weighted average shares outstanding.....                                                                         95,963(h)
Net income per share....................                                                                     $     0.11
                                                                                                             ----------
                                                                                                             ----------

       See accompanying notes to pro forma combined financial statements.

                            PARADIGM CONCEPTS, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Represents payment of debt with available cash, the forgiveness of the receivable from U.S. Office Products and the allocation of a total of $5,000 of debt to the Company at the date of the Distribution. The forgiveness of the receivable and the incremental debt allocated to the Company have been reflected as a reduction of capital of $6,321.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

(b) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

(c) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Technology Solutions division by U.S. Office Products as if the division had been formed at May 1, 1996.

(d) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over periods ranging from 25-40 years.

(e) Adjustment to reflect the reduction in non-recurring acquisition costs related to pooling-of-interests business combinations of $2,274 for the fiscal year ended April 26, 1997 and $1,105 for the six months ended October 26, 1996.

(f) Adjustment to reflect the increase in interest expense and reduction in interest income resulting from the forgiveness of the receivable from U.S. Office Products and the net allocation of $6,321 of debt by U.S. Office Products.

(g) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 44%. The difference between the effective tax rate of 44% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

(h) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon 95,963 shares of common stock outstanding for the periods. This is based upon the most current number of shares of common stock of U.S. Office Products outstanding of 133,000 less 37,037 shares expected to be repurchased by U.S. Office Products in the Tender Offer, and assumes a distribution ratio of one share of Paradigm Common Stock for each share of U.S. Office Products Common Stock. The actual distribution ratio will be determined prior to effectiveness of the Registration Statement of which this Information Statement/Prospectus is a part, and is expected to be less than one share of Paradigm Common Stock for every one share of U.S. Office Products Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Paradigm Concepts, Inc.

    In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Paradigm Concepts, Inc. ("Paradigm") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the fiscal years ended March 31, 1995, March 31, 1996 and April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Paradigm's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Fortran Corp., a wholly-owned subsidiary, which statements reflect total revenues of $20,243,000 and $20,775,000 for the fiscal years ended March 31, 1995 and 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Fortran Corp., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
February 4, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  Fortran Corp.
  Newington, Virginia

    We have audited the accompanying balance sheet of Fortran Corp. as of March 31, 1996, and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for the years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to and above present fairly, in all material respects, the financial position of Fortran Corp. as of March 31, 1996, and 1995 and the results of its operations and its cash flows for three years ended March 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.

RUBIN, KOEHMSTEDT AND NADLER

Springfield, Virginia

June 7, 1996, except for Note 9,
as to which the date is
October 24, 1996

                            PARADIGM CONCEPTS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                 APRIL 30,  APRIL 26,  OCTOBER 25,
                            ASSETS                                 1996       1997        1997
                                                                 ---------  ---------  -----------
                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................  $   5,609  $   1,106   $     579
  Accounts receivable, less allowance for doubtful accounts of
    $123, $351 and $790, respectively..........................     19,966     22,342      42,406
  Inventories..................................................      4,451      3,904      10,169
  Receivable from U.S. Office Products.........................                 1,216      10,799
  Prepaid expenses and other current assets....................      1,287      4,575       6,343
                                                                 ---------  ---------  -----------
      Total current assets.....................................     31,313     33,143      70,296

Property and equipment, net....................................      1,755      2,163       4,968
Goodwill, net..................................................                            62,204
Other assets...................................................        877      2,005         433
                                                                 ---------  ---------  -----------
      Total assets.............................................  $  33,945  $  37,311   $ 137,901
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------


             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt..............................................  $   5,580  $      76   $   1,306
  Accounts payable.............................................     10,805     11,803      24,612
  Accrued compensation.........................................      1,857      1,651       4,799
  Other accrued liabilities....................................      4,407      6,345      10,044
                                                                 ---------  ---------  -----------
      Total current liabilities................................     22,649     19,875      40,761

Long-term debt.................................................        799        167       1,527
Long-term payable to U.S. Office Products......................                 4,786       7,224
Deferred income taxes..........................................                   857         857
                                                                 ---------  ---------  -----------
      Total liabilities........................................     23,448     25,685      50,369
                                                                 ---------  ---------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity............................................        148        148      72,069
  Retained earnings............................................     10,349     11,478      15,463
                                                                 ---------  ---------  -----------
      Total stockholder's equity...............................     10,497     11,626      87,532
                                                                 ---------  ---------  -----------
      Total liabilities and stockholder's equity...............  $  33,945  $  37,311   $ 137,901
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                            PARADIGM CONCEPTS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                                  FOR THE SIX
                                                           FOR THE FISCAL YEAR ENDED              MONTHS ENDED
                                                      ------------------------------------  ------------------------
                                                       MARCH 31,    MARCH 31,   APRIL 26,   OCTOBER 26,  OCTOBER 25,
                                                         1995         1996         1997        1996         1997
                                                      -----------  -----------  ----------  -----------  -----------

                                                                                                  (UNAUDITED)
Revenues:
  Products..........................................   $  74,645    $  97,567   $  111,746   $  54,569    $  64,541
  Services..........................................      14,354       16,488       24,532      11,592       15,064
                                                      -----------  -----------  ----------  -----------  -----------
    Total revenues..................................      88,999      114,055      136,278      66,161       79,605
                                                      -----------  -----------  ----------  -----------  -----------
Cost of revenues:
  Products..........................................      58,351       76,640       91,148      45,521       53,426
  Services..........................................       7,507        7,473       10,981       5,050        7,414
                                                      -----------  -----------  ----------  -----------  -----------
    Total cost of revenues..........................      65,858       84,113      102,129      50,571       60,840
                                                      -----------  -----------  ----------  -----------  -----------
    Gross profit....................................      23,141       29,942       34,149      15,590       18,765
Selling, general and administrative expenses........      14,942       20,510       21,525      10,011       12,329
Non-recurring acquisition costs.....................                                 2,274       1,105
                                                      -----------  -----------  ----------  -----------  -----------
    Operating income................................       8,199        9,432       10,350       4,474        6,436
Other (income) expense:
  Interest expense..................................         331          420          324         226           50
  Interest income...................................        (118)        (416)        (168)       (128)        (267)
  Other.............................................        (111)        (964)         (53)        (58)          11
                                                      -----------  -----------  ----------  -----------  -----------
Income before provision for income taxes............       8,097       10,392       10,247       4,434        6,642
Provision for income taxes..........................         401          750        3,524         502        2,657
                                                      -----------  -----------  ----------  -----------  -----------
Net income..........................................   $   7,696    $   9,642   $    6,723   $   3,932    $   3,985
                                                      -----------  -----------  ----------  -----------  -----------
                                                      -----------  -----------  ----------  -----------  -----------

Unaudited pro forma net income (see Note 9).........   $   5,081    $   6,441   $    4,592   $   3,010    $   3,985
                                                      -----------  -----------  ----------  -----------  -----------
                                                      -----------  -----------  ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                            PARADIGM CONCEPTS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                                                          TOTAL
                                                                              DIVISIONAL   RETAINED   STOCKHOLDER'S
                                                                                EQUITY     EARNINGS      EQUITY
                                                                              -----------  ---------  -------------
Balance at March 31, 1994...................................................   $     440   $   6,305    $   6,745
  Transactions of Pooled Companies:
    Capital distribution....................................................        (292)                    (292)
    Cash dividends..........................................................                  (3,087)      (3,087)
  Net income................................................................                   7,696        7,696
                                                                              -----------  ---------  -------------
Balance at March 31, 1995...................................................         148      10,914       11,062
  Cash dividends at Pooled Companies........................................                  (7,389)      (7,389)
  Adjustments to conform the fiscal year-ends of Pooled Companies...........                  (2,818)      (2,818)
  Net income................................................................                   9,642        9,642
                                                                              -----------  ---------  -------------
Balance at April 30, 1996...................................................         148      10,349       10,497
  Cash dividends paid and declared at Pooled Companies......................                  (5,594)      (5,594)
  Net income................................................................                   6,723        6,723
                                                                              -----------  ---------  -------------
Balance at April 26, 1997...................................................         148      11,478       11,626
Unaudited data:
  Issuance of U.S. Office Products common stock in conjunction with
    acquisitions............................................................      71,921                   71,921
  Net income................................................................                   3,985        3,985
                                                                              -----------  ---------  -------------
Balance at October 25, 1997 (unaudited).....................................   $  72,069   $  15,463    $  87,532
                                                                              -----------  ---------  -------------
                                                                              -----------  ---------  -------------

          See accompanying notes to consolidated financial statements.

                            PARADIGM CONCEPTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     FOR THE SIX
                                                              FOR THE FISCAL YEAR ENDED              MONTHS ENDED
                                                        -------------------------------------  ------------------------
                                                         MARCH 31,    MARCH 31,    APRIL 26,   OCTOBER 26,  OCTOBER 25,
                                                           1995         1996         1997         1996         1997
                                                        -----------  -----------  -----------  -----------  -----------

                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................   $   7,696    $   9,642    $   6,723    $   3,932    $   3,985
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense.............         454          494          541          217          416
    Non-recurring acquisition costs...................                                 2,274        1,105
    Gain on sale of division at Pooled Company........                     (761)
    Deferred taxes....................................                      (66)         645
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable.............................      (5,963)      (5,441)      (2,376)      (1,889)      (3,607)
      Inventory.......................................      (2,162)         595          547        1,324          237
      Prepaid expenses and other current assets.......         140         (585)      (3,120)         198        2,588
      Accounts payable................................       4,272         (475)         997       (1,532)       4,159
      Accrued liabilities.............................       1,652          867           20          563        3,084
                                                        -----------  -----------  -----------  -----------  -----------
        Net cash provided by operating activities.....       6,089        4,270        6,251        3,918       10,862
                                                        -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment, net of
    disposals.........................................        (888)        (552)        (949)        (518)        (838)
  Payments of non-recurring acquisition costs.........                                (1,814)        (317)        (460)
  Deposits............................................         (83)        (421)      (1,312)      (1,287)
  Cash received in sale of division at Pooled
    Company...........................................                    1,275
  Cash received in acquisitions.......................                                                             320
  Other...............................................          12            4          161
                                                        -----------  -----------  -----------  -----------  -----------
        Net cash provided by (used in) investing
          activities..................................        (959)         306       (3,914)      (2,122)        (978)
                                                        -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from (payments of) short-term debt, net....        (491)       3,683       (5,504)      (1,299)      (1,103)
  Proceeds from issuance of long-term debt............       2,126        1,196          305           17
  Payments of long-term debt..........................                     (698)        (937)         (32)        (843)
  Payments of dividends at Pooled Companies...........      (3,087)      (7,389)      (4,274)      (2,243)      (1,320)
  Advances from (payments to) U.S. Office Products
    Company...........................................                                 3,570        1,400       (7,145)
  Capital distributed to stockholders of Pooled
    Company...........................................        (292)
  Net change in cash due to conforming fiscal year-
    ends of certain Pooled Companies..................                      176
                                                        -----------  -----------  -----------  -----------  -----------
        Net cash used in financing activities.........      (1,744)      (3,032)      (6,840)      (2,157)     (10,411)
                                                        -----------  -----------  -----------  -----------  -----------

Net increase (decrease) in cash and cash equivalents..       3,386        1,544       (4,503)        (361)        (527)
Cash and cash equivalents at beginning of period......         679        4,065        5,609        5,609        1,106
                                                        -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of period............   $   4,065    $   5,609    $   1,106    $   5,248    $     579
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------

                            PARADIGM CONCEPTS, INC.

                                 (IN THOUSANDS)

                                                                                                           FOR THE SIX
                                                                FOR THE FISCAL YEAR ENDED                  MONTHS ENDED
                                                        -----------------------------------------  ----------------------------
                                                          MARCH 31,      MARCH 31,     APRIL 26,    OCTOBER 26,    OCTOBER 25,
                                                            1995           1996          1997          1996           1997
                                                        -------------  -------------  -----------  -------------  -------------

                                                                                                           (UNAUDITED)
Supplemental disclosures of cash flow information:
  Interest paid.......................................    $     335      $     526     $     282     $     139      $      64
  Income taxes paid...................................    $     422      $     452     $   2,460     $     491      $     704

    The Company issued common stock in connection with certain business combinations during the six months ended October 25, 1997. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                  FOR THE SIX
                                                            FOR THE FISCAL YEAR ENDED             MONTHS ENDED
                                                       -----------------------------------  ------------------------
                                                       APRIL 30,   APRIL 30,    APRIL 26,   OCTOBER 26,  OCTOBER 25,
                                                          1995        1996        1997         1996         1997
                                                       ----------  ----------  -----------  -----------  -----------

                                                                                                  (UNAUDITED)
Accounts receivable..................................  $           $            $            $            $  16,457
Inventories..........................................                                                         6,503
Prepaid expenses and other current assets............                                                         2,608
Property and equipment...............................                                                         2,347
Goodwill.............................................                                                        62,241
Other assets.........................................                                                           174
Short-term debt......................................                                                        (2,332)
Accounts payable.....................................                                                        (8,651)
Accrued liabilities..................................                                                        (5,543)
Long-term debt.......................................                                                        (2,203)
                                                       ----------  ----------  -----------  -----------  -----------
    Net assets acquired..............................  $           $            $            $            $  71,601
                                                       ----------  ----------  -----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------  -----------
The acquisitions were funded as follows:
Common stock.........................................  $           $            $            $            $  71,921
Cash received........................................                                                          (320)
                                                       ----------  ----------  -----------  -----------  -----------
    Total............................................  $           $            $            $            $  71,601
                                                       ----------  ----------  -----------  -----------  -----------
                                                       ----------  ----------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                            PARADIGM CONCEPTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    Paradigm Concepts, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Technology Solutions division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about April 25, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Technology Solutions division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

    The Technology Solutions division was created by U.S. Office Products in January 1997 and completed five business combinations accounted for under the pooling-of-interests method during the period from October 1996 to April 1997 ("the Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income does not include an allocation of interest expense on all debt allocated to the Company. See Note 8 for further discussion of interest expense.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on March 31 and December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from March 31 and December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

GOODWILL

    Goodwill represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is amortized on a straight line basis over estimated useful lives of 25-40 years. Management periodically evaluates the recoverability of

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

REVENUE RECOGNITION

    Product revenue is recognized upon the delivery of products to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial. Service revenue is recognized as the services are performed and is derived from professional services which are generally provided to clients on a "time and expenses" basis. Payments received in advance of services performed are recorded as deferred revenue. The Company also performs a limited number of fixed-price engagements under which revenue is recognized using the percentage-of-completion method (based on the ratio of costs incurred to total estimated costs). Provision for estimated losses on engagement is made during the period in which the loss becomes probable and can be reasonably estimated. To date, such losses have been insignificant. The Company reports revenue net of reimbursable expenses which are billed to and collected from clients.

    The American Institute of Public Accountants has approved a new Statement of Position ("SOP"), SOP 97-2 which will supersede SOP 91-1, "Software Revenue Recognition." Management has assessed this new statement and believes that its adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations.

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 simplifies the standards for computing EPS and makes the presentation comparable to international EPS standards by replacing the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company intends to adopt SFAS No. 128 in the fiscal year ended April 25, 1998. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules. Historical earnings per share has not been presented as such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur on the consummation of the Distribution.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ended April 24, 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of October 25, 1997 and the results of operations and of cash flows for the six months ended October 26, 1996 and October 25, 1997, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued U.S. Office Products common stock to acquire the Pooled Companies. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. All of the Pooled Companies previously reported on fiscal years ending other than April 30, 1996 and April 26, 1997. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    Commencing on May 1, 1996, the year-ends of the Pooled Companies were changed to April 26, 1997, resulting in an adjustment to retained earnings of $(2,818) during the fiscal year ended April 30, 1996. This adjustment consisted of revenues, costs and expenses, and dividends of $17,294, $15,026 and $5,086,

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED) respectively, during the period of time between the Pooled Companies most recently completed year-end and April 30, 1996.

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                              PARADIGM
                                                                              CONCEPTS,      POOLED
                                                                                INC.        COMPANIES    COMBINED
                                                                            -------------  -----------  ----------
For the fiscal year ended March 31, 1995
  Revenues................................................................    $             $  88,999   $   88,999
  Net income..............................................................    $             $   7,696   $    7,696
For the fiscal year ended March 31, 1996
  Revenues................................................................    $             $ 114,055   $  114,055
  Net income..............................................................    $             $   9,642   $    9,642
For the fiscal year ended April 26, 1997
  Revenues................................................................    $  57,656     $  78,622   $  136,278
  Net income..............................................................    $   2,109     $   4,614   $    6,723
For the six months ended October 26, 1996 (unaudited):
  Revenues................................................................    $   2,868     $  63,293   $   66,161
  Net income..............................................................    $     264     $   3,668   $    3,932
For the six months ended October 25, 1997 (unaudited):
  Revenues................................................................    $  79,605     $           $   79,605
  Net income..............................................................    $   3,985     $           $    3,985

NOTE 5--PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consists of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Unbilled percentage-of-completion revenues...............................   $     725    $   2,871
Other....................................................................         562        1,704
                                                                           -----------  -----------
    Total prepaid expenses and other current assets......................   $   1,287    $   4,575
                                                                           -----------  -----------
                                                                           -----------  -----------

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                           APRIL 30,  APRIL 26,
                                                                             1996       1997
                                                                           ---------  ---------
Land.....................................................................  $     143  $     143
Buildings................................................................        374        374
Furniture and fixtures...................................................      2,277      3,184
Warehouse equipment......................................................        323        272
Equipment under capital leases...........................................        169        252
Leasehold improvements...................................................        211        155
                                                                           ---------  ---------
                                                                               3,497      4,380
Less: Accumulated depreciation...........................................     (1,742)    (2,217)
                                                                           ---------  ---------
Net property and equipment...............................................  $   1,755  $   2,163
                                                                           ---------  ---------
                                                                           ---------  ---------

    Depreciation expense for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 was $454, $494 and $541, respectively.

NOTE 7--GOODWILL

    Goodwill consists of the following:

                                                                                   OCTOBER 25,
                                                                                      1997
                                                                                   -----------
                                                                                   (UNAUDITED)
Goodwill.........................................................................   $  62,241
Less: Accumulated amortization...................................................         (37)
                                                                                   -----------
  Net goodwill...................................................................   $  62,204
                                                                                   -----------
                                                                                   -----------

    Amortization expense for the six months ended October 25, 1997 was $37.

NOTE 8--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Credit facility with bank, average interest rate of 8.5% at April 30,
  1996. .................................................................   $   4,080    $
Payable to Pooled Company shareholder....................................       1,208
Current maturities of long-term debt.....................................         292           76
                                                                           -----------         ---
Total short-term debt....................................................   $   5,580    $      76
                                                                           -----------         ---
                                                                           -----------         ---

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--CREDIT FACILITIES (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Notes payable, secured by certain assets of the Company, interest rates
  ranging from 7.8% to 8.4%. ............................................   $   1,002    $     111
Capital lease obligations................................................          89          132
                                                                           -----------  -----------
                                                                                1,091          243
Less: Current maturities of long-term debt...............................        (292)         (76)
                                                                           -----------  -----------
      Total long-term debt...............................................   $     799    $     167
                                                                           -----------  -----------
                                                                           -----------  -----------

MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998................................................................  $      76
1999................................................................        124
2000................................................................         43
                                                                      ---------
    Total maturities of long-term debt                                $     243
                                                                      ---------
                                                                      ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. No interest has been allocated to the Company on the outstanding payable. An analysis of the activity in this account is as follows:

Balance at April 30, 1996...........................................  $
Payments of long-term debt of Pooled Companies upon acquisition.....      1,710
Payments of acquisition costs.......................................      1,362
Allocated corporate expenses........................................        388
Operating costs paid by U.S. Office Products........................      1,326
                                                                      ---------
Balance at April 26, 1997...........................................  $   4,786
                                                                      ---------
                                                                      ---------

    The average outstanding long-term payable to U.S. Office Products during the fiscal year ended April 26, 1997 was $1,321.

    The Company has earned interest on the receivable from U.S. Office Products at the prime rate in effect at the time. The receivable from U.S. Office Products was generated by the Company primarily as a result of U.S. Office Products sweeping the Company's excess cash through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--CREDIT FACILITIES (CONTINUED)
daily basis. U.S. Office Products has not charged the Company interest on the long-term payable to U.S. Office Products. The Company's financial statements include allocations of interest income from U.S. Office Products totaling $146 during the year ended April 26, 1997. If the Company had been charged interest on the long-term payable to U.S. Office Products during fiscal 1997, interest income would have totaled $51.

    The Company expects that the Distribution Agreement with U.S. Office Products will call for an allocation of $5.0 million of debt by U.S. Office Products resulting in incremental debt of approximately $6.3 million at October 25, 1997, which would be reflected in the financial statements as a reduction in stockholder's equity. The Company intends to enter into a credit facility concurrently with the Distribution which will contain certain financial and other covenants, including maintenance of certain financial tests and ratios, limitations on capital expenditures and restrictions on the incurrence of debt or liens, the sale of assets, the payment of dividends, transactions with affiliates and other transactions.

NOTE 9--INCOME TAXES

    The provision for income taxes consists of:

                                                                    FOR THE FISCAL YEAR ENDED
                                                              -------------------------------------
                                                               MARCH 31,    MARCH 31,    APRIL 26,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
Income taxes currently payable:
  Federal...................................................   $     211    $     485    $   2,102
  State.....................................................         190          331          777
                                                                   -----        -----   -----------
                                                                     401          816        2,879
                                                                   -----        -----   -----------
Deferred income tax expense (benefit).......................                      (66)         645
                                                                   -----        -----   -----------
      Total provision for income taxes......................   $     401    $     750    $   3,524
                                                                   -----        -----   -----------
                                                                   -----        -----   -----------

    Deferred taxes are comprised of the following:

                                                                            APRIL 30,    APRIL 26,
                                                                              1996         1997
                                                                           -----------  -----------
Current deferred tax assets:
  Inventory..............................................................   $      50    $     105
  Allowance for doubtful accounts........................................          16           49
  Accrued liabilities....................................................                      124
                                                                                  ---        -----
      Total current deferred tax assets..................................          66          278
                                                                                  ---        -----
Long-term deferred tax liabilities:
  Property and equipment.................................................                       24
  Other..................................................................                     (881)
                                                                                  ---        -----
      Total long-term deferred tax liabilities...........................                     (857)
                                                                                  ---        -----
      Net deferred tax asset (liability).................................   $      66    $    (579)
                                                                                  ---        -----
                                                                                  ---        -----

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                    FOR THE FISCAL YEAR ENDED
                                                              -------------------------------------
                                                               MARCH 31,    MARCH 31,    APRIL 26,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
U.S. federal statutory rate.................................        35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit.......         2.2          3.0          5.9
Subchapter S corporation income not subject to corporate
  level taxation............................................       (32.3)       (30.8)       (20.8)
Nondeductible acquisition costs.............................                                   7.8
Other.......................................................                                   6.5
                                                                   -----        -----        -----
Effective income tax rate...................................         4.9%         7.2%        34.4%
                                                                   -----        -----        -----
                                                                   -----        -----        -----

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to their acquisitions by the Company.

    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                    FOR THE FISCAL YEAR ENDED
                                                              -------------------------------------
                                                               MARCH 31,    MARCH 31,    APRIL 26,
                                                                 1995         1996         1997
                                                              -----------  -----------  -----------
Net income per consolidated statement of income.............   $   7,696    $   9,642    $   6,723
Pro forma income tax provision adjustment...................       2,615        3,201        2,131
                                                              -----------  -----------  -----------
Pro forma net income........................................   $   5,081    $   6,441    $   4,592
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--LEASE COMMITMENTS

    The Company leases various types of warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1998.....................................................................   $      76    $     653
1999.....................................................................          58          598
2000.....................................................................          19          496
2001.....................................................................                      479
2002.....................................................................                      192
Thereafter...............................................................                      431
                                                                                -----   -----------
Total minimum lease payments.............................................         153    $   2,849
                                                                                        -----------
                                                                                        -----------
Less: Amounts representing interest......................................         (21)
                                                                                -----
Present value of net minimum lease payments..............................   $     132
                                                                                -----
                                                                                -----

    Rent expense for all operating leases for the fiscal years ended March 31, 1995 and 1996 and April 26, 1997 was $724, $778 and $871, respectively.

NOTE 11--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, the Company, U.S. Office Products and the other Spin-Off Companies, will enter into a Distribution Agreement, Tax Allocation Agreement, and Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement. These agreements are expected to provide, among other things, for U.S. Office Products and the Company to

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED) indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of the Company and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off Companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the technology business, between U.S. Office Products and the Company and the other Spin-Off Companies.

NOTE 12--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the fiscal years ended March 31, 1995 and 1996 and April 26, 1997, the subsidiaries incurred expenses totaling $314, $367 and $390, respectively, related to these plans.

NOTE 13--STOCKHOLDERS' EQUITY

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. The Company expects to adopt an employee stock option plan at approximately the time of the Distribution. Upon the Distribution, the Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. At April 26, 1997, there were approximately 580,027 options to purchase shares of U.S. Office Products common stock held by Company employees.

    Under a services agreement entered into with Jonathan J. Ledecky ("the Ledecky Services Agreement"), the Board of Directors of U.S. Office Products has agreed that Jonathan J. Ledecky will receive a stock option for Company Common Stock from the Company as of the date of the Distribution. The U.S. Office Products Board intends the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option will cover up to 7.5% of the outstanding Company Common Stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the price of the first trade on the day the Company's Common Stock is first publicly traded.

                            PARADIGM CONCEPTS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the fiscal years ended March 31, 1996 and April 26, 1997 and the fiscal year ending.

                                                                       FISCAL YEAR ENDED MARCH 31, 1996
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  30,536  $  27,653  $  27,173  $  28,693  $  114,055
Gross profit..............................................      9,490      7,462      6,249      6,741      29,942
Operating income (loss)...................................      5,296      3,036      1,222       (122)      9,432
Net income................................................      5,315      2,936      1,103        288       9,642
Pro forma income (see Note 9).............................      3,550      1,961        737        193       6,441

                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  34,263  $  31,898  $  35,133  $  34,984  $  136,278
Gross profit..............................................      7,982      7,608      9,655      8,904      34,149
Operating income..........................................      2,695      1,779      3,056      2,820      10,350
Net income................................................      2,617      1,315      1,708      1,083       6,723
Pro forma income (see Note 9).............................      1,787        898      1,167        740       4,592

NOTE 15--SUBSEQUENT EVENTS

    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed five business combinations accounted for under the purchase method in exchange for U.S. Office Products common stock with a market value on their respective dates of acquisition of approximately $71.9 million. The results of operations for the six months ended October 25, 1997 include the results of the acquired companies from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Distribution and acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                                FISCAL YEAR
                                                                                   ENDED
                                                                               APRIL 26, 1997
                                                                              ----------------
Revenues....................................................................     $  228,912
Net income..................................................................         10,692

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aztec East Inc. and Affiliates

    We have audited the accompanying combined balance sheet of Aztec East Inc. and Affiliates as of December 31, 1996 and 1995 and the related combined statements of operations, of shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aztec East Inc. and Affiliates as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

B.N. KOZIN COMPANY

Melville, New York

June 22, 1997

                         AZTEC EAST INC. AND AFFILIATES

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                    1995       1996
                                                                                  ---------  ---------
                                                                                                        SEPTEMBER 30,
                                                                                                            1997
                                                                                                        -------------
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash in banks.................................................................  $     486  $     340    $   1,186
  Accounts receivable, less allowance for uncollectible of $25, $35, and $34,
    respectively................................................................      3,216      3,045        2,502
  Notes receivable..............................................................                   320
  Inventory.....................................................................        619      1,474        1,263
  Prepaid expenses and other current assets.....................................        634        808          801
                                                                                  ---------  ---------       ------
    Total current assets........................................................      4,955      5,987        5,752

Property and equipment, net.....................................................        260        274          202
Intangible assets, net..........................................................                   347          318
Other assets....................................................................         99         99
                                                                                  ---------  ---------       ------
    Total assets................................................................  $   5,314  $   6,707    $   6,272
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $   1,199  $   1,817    $     698
  Notes payable--bank...........................................................        900        400          400
  Loans payable--stockholders...................................................        665        605
  Accrued expenses..............................................................        387        460        1,748
  Taxes payable.................................................................         72         84          122
                                                                                  ---------  ---------       ------
    Total current liabilities...................................................      3,223      3,366        2,968

Notes payable--bank.............................................................                 1,366        1,066
                                                                                  ---------  ---------       ------
    Total liabilities...........................................................      3,223      4,732        4,034

Stockholders' equity:
  Capital stock, .01 par value, 100,000 shares authorized, 51,539 issued and
    outstanding.................................................................          1          1            1
  Paid-in capital...............................................................         37         37           37
  Retained earnings.............................................................      2,053      1,937        2,200
                                                                                  ---------  ---------       ------
    Total stockholders' equity..................................................      2,091      1,975        2,238
                                                                                  ---------  ---------       ------
    Total liabilities and stockholders' equity..................................  $   5,314  $   6,707    $   6,272
                                                                                  ---------  ---------       ------
                                                                                  ---------  ---------       ------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                             YEAR ENDED        NINE MONTHS ENDED
                                                                            DECEMBER 31,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1995       1996       1996       1997
                                                                        ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
Revenues..............................................................  $  22,613  $  23,340  $  17,399  $  15,507
Cost of revenues......................................................     15,927     15,923     11,900      9,425
                                                                        ---------  ---------  ---------  ---------
    Gross profit......................................................      6,686      7,417      5,499      6,082
Selling, general and administrative expenses..........................      4,968      5,732      4,444      4,054
                                                                        ---------  ---------  ---------  ---------
Operating income......................................................      1,718      1,685      1,055      2,028
Other (income) expenses:
  Interest, net.......................................................        (76)        24         23         61
  Other, net..........................................................                             (172)       (86)
                                                                        ---------  ---------  ---------  ---------
                                                                              (76)        24       (149)       (25)
                                                                        ---------  ---------  ---------  ---------
  Income before income taxes..........................................      1,794      1,661      1,204      2,053
Provision for income taxes............................................         84         68         49        122
                                                                        ---------  ---------  ---------  ---------
Net income............................................................  $   1,710  $   1,593  $   1,155  $   1,931
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Unaudited pro forma information (see Note 1):
  Income before provision from income taxes...........................  $   1,794  $   1,661  $   1,204  $   2,053
  Provision for income taxes..........................................        718        664        482        821
                                                                        ---------  ---------  ---------  ---------
  Pro forma net income................................................  $   1,076  $     997  $     722  $   1,232
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                       STATEMENT OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK       ADDITIONAL                    TOTAL
                                                           ----------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                            SHARES      AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                           ---------  -----------  -----------  -----------  -------------
Balance at December 31, 1994.............................     51,539   $       1    $      37    $   1,742     $   1,780
  Stockholder distributions..............................                                           (1,399)       (1,399)
  Net income.............................................                                            1,710         1,710
                                                           ---------  -----------  -----------  -----------       ------
Balance at December 31, 1995.............................     51,539           1           37        2,053         2,091
  Stockholder distributions..............................                                           (1,709)       (1,709)
  Net income.............................................                                            1,593         1,593
                                                           ---------  -----------  -----------  -----------       ------
Balance at December 31, 1996.............................     51,539           1           37        1,937         1,975
Unaudited data:
  Stockholder distributions..............................                                           (1,668)       (1,668)
  Net income.............................................                                            1,931         1,931
                                                           ---------  -----------  -----------  -----------       ------
Balance at September 30, 1997 (unaudited)................     51,539   $       1    $      37    $   2,200     $   2,238
                                                           ---------  -----------  -----------  -----------       ------
                                                           ---------  -----------  -----------  -----------       ------

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                         YEAR ENDED          NINE MONTHS ENDED
                                                                        DECEMBER 31,           SEPTEMBER 30,
                                                                    ---------------------  ----------------------
                                                                      1995        1996        1996        1997
                                                                    ---------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................  $   1,710  $    1,593  $    1,155  $    1,931
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................        109         165         104         141
    Changes in operating assets and liabilities:
      Accounts receivable, net....................................       (522)        171         334         543
      Inventory...................................................       (221)       (856)       (698)        212
      Prepaid expenses and other current assets...................       (261)       (174)       (489)        327
      Other assets................................................        (30)                   (249)         99
      Intangible assets...........................................                   (361)
      Accounts payable and accrued liabilities....................         64         691         593        (398)
      Income taxes payable........................................         13          12
                                                                    ---------  ----------  ----------  ----------
        Net cash provided by operating activities.................        860       1,241         750       2,855
                                                                    ---------  ----------  ----------  ----------
Cash flow from investing activities:
  Purchases of equipment..........................................       (269)       (165)        (80)        (41)
  Issuance of notes receivable....................................                   (320)
                                                                    ---------  ----------  ----------  ----------
        Net cash used in investing activities.....................       (269)       (485)        (80)        (41)
                                                                    ---------  ----------  ----------  ----------
Cash flow from financing activities:
  Principal payments on long-term debt............................                               (100)       (300)
  Proceeds from long-term debt....................................                              1,567
  Proceeds from notes payable.....................................        900         867
  Payment on short-term debt......................................                               (500)
  Payments on loans payable to stockholders.......................                    (60)
  Proceeds from loan payable to stockholders......................        372
  Distributions to stockholders...................................     (1,399)     (1,709)        114      (1,668)
                                                                    ---------  ----------  ----------  ----------
        Net cash provided by (used in) financing activities.......       (127)       (902)      1,081      (1,968)
                                                                    ---------  ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..............        464        (146)      1,751         846
Cash and cash equivalents, beginning of year......................         22         486         486         340
                                                                    ---------  ----------  ----------  ----------
Cash and cash equivalents, end of year............................  $     486  $      340  $    2,237  $    1,186
                                                                    ---------  ----------  ----------  ----------
                                                                    ---------  ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................  $      73  $      218  $      158  $      171
  Cash paid for taxes.............................................  $      84  $       84  $   --      $      121

                See accompanying notes to financial statements.

                         AZTEC EAST INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    Aztec East Inc. and Affiliates ("the Company") is in the business of rework, re-manufacture and repair of electronic and electromechanical equipment and assemblies for the telecommunications industry and other commercial /industrial markets. The Company also performs logistics management functions for their major accounts. As of January 1, 1997, the Company changed its name to Aztec International.

PROPERTY AND EQUIPMENT

    The Company has elected to recover the cost of assets on the straight-line method with useful lives ranging from 3-5 years.

INTANGIBLE ASSETS

    The Company has elected to recover the costs of its intangible assets on the straight-line method with an amortization period ranging from 60-180 months.

INCOME TAXES

    The Company elected sub "S" status; therefore, there is no provision for federal taxes on a corporate level. As of January 1, 1997, the Affiliated Companies have merged and changed their names to Aztec International Inc.

    The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

2. INVENTORIES

    Inventories are stated at the lower of cost or market.

3. LEASE COMMITMENTS

    The Company leases its facilities under operating leases expiring at various times through 2006.

1997..............................................................  $ 399,196
1998..............................................................    260,586
1999..............................................................    263,292
2000..............................................................    263,292
2001..............................................................    203,882
2002-2006.........................................................    192,000

4. NOTE RECEIVABLE

    The notes receivable of $320,000 is at an interest rate of 10% and is payable in twelve equal installments.

                         AZTEC EAST INC. AND AFFILIATES

5. PREPAIDS AND OTHER CURRENT ASSETS

    The prepaids and other current assets include $592,467 and $4,496 loaned to Unaffiliated Corporations owned by the stockholders. The loans were at a rate of the average 30 day investment rate and are payable on demand.

6. OTHER ASSETS

    The other receivables include $72,230 loaned to a stockholder in the Company. This is payable over three years with interest based on prime.

7. BUSINESS CONCENTRATIONS

    The Company receives 60% of its sales from one customer who is under contract due to expire in 1998. The Companies have been performing services for this customer on an ongoing basis since 1984.

8. BANK LINE OF CREDIT

    The Company currently has a revolving credit line of $1,000,000 with First Union Bank of Connecticut at an interest rate of .25% above bank's base rate. The Company has collateralized the line with its entire assets. As at December 31, 1996, the Company has nothing outstanding. The credit line is due to expire May 22, 1998.

9. NOTE PAYABLE

    The Company has borrowed $2,000,000 from First Union Bank of Connecticut to finance the Acquisition of Tie Communications Inc., Repair Department. The interest rate on this debt is 2.25% above the Libor Rate and has a term of 60 months payable monthly. The current balance outstanding as of December 31, 1996 was $1,766,667.

10. LOANS PAYABLE--STOCKHOLDERS

    Stockholders' loans are payable on demand and bear 12% interest.

11. 401(K) RETIREMENT PLAN

    In December 1994, the Company established a defined contribution plan (401(k)) for substantially all of its eligible employees. Employees may contribute a percentage of their salary to the plan subject to statutory limits. The Company will match these contributions up to certain limits.

12. STOCK OPTION PLAN

    In August 1996, the Company established an Employee Incentive Stock Option Plan. As of December 31, 1996, none of these options issued have been exercised.

13. UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the nine month periods ended September 30, 1996 and 1997 have been prepared from the unaudited financial records of the Company and in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair

                         AZTEC EAST INC. AND AFFILIATES

13. UNAUDITED INTERIM FINANCIAL INFORMATION (CONTINUED) presentation of the financial position, results of operations and cash flows for the interim periods presented.

14. SUBSEQUENT EVENT (UNAUDITED)

    The Company and its stockholders have entered into a definitive agreement with U.S. Office Products Company (U.S. Office Products) pursuant to which U.S. Office Products will acquire all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Compel Corporation

In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Compel Corporation at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
January 30, 1998

                               COMPEL CORPORATION

                                 BALANCE SHEET

                                                                              DECEMBER 31,
                                                                       ---------------------------  SEPTEMBER 30,
                                                                           1995          1996           1997
                                                                       ------------  -------------  -------------
                                                                                                     (UNAUDITED)

                               ASSETS

Current assets:
  Cash and cash equivalents..........................................  $    239,667  $     235,703  $     791,618
  Trade accounts receivable, less allowance for doubtful accounts of
    $122, $118 and $212, respectively................................     5,412,655      6,372,103      7,052,999
  Costs in excess of billings on uncompleted contracts...............       728,040      2,008,697      2,126,407
  Inventories........................................................       388,914         96,354
  Prepaid expenses...................................................       230,256        205,755         36,279
  Other current assets...............................................        72,000         68,300        162,056
                                                                       ------------  -------------  -------------
      Total current assets...........................................     7,071,532      8,986,912     10,169,359

Property and equipment, net..........................................     1,300,173      1,200,507      1,269,518
Other assets.........................................................       201,161        166,503         25,178
                                                                       ------------  -------------  -------------
      Total assets...................................................  $  8,572,866  $  10,353,922  $  11,464,055
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit.....................................................  $  1,700,000                 $   1,300,000
  Current portion of long-term debt..................................       458,086  $     130,656        636,636
  Note payable.......................................................       147,931        129,631
  Accounts payable...................................................     1,552,858      3,170,087      2,404,812
  Accrued liabilities................................................       568,460        622,058      1,549,864
  Due to affiliates and stockholders.................................       170,000        845,000
  Billings in excess of costs on uncompleted contracts...............       468,052      1,467,673        803,167
                                                                       ------------  -------------  -------------
      Total current liabilities......................................     5,065,387      6,365,105      6,694,479
Long-term debt, excluding current portion............................       294,037        322,262        214,765
Other long-term liabilities..........................................         6,000          5,300
                                                                       ------------  -------------  -------------
      Total liabilities..............................................     5,365,424      6,692,667      6,909,244
Stockholders' equity:
  Common stock, no par value. 1,000 shares authorized, 282 shares
    issued and outstanding...........................................        14,100         14,100         14,100
  Retained earnings..................................................     3,193,342      3,647,155      4,540,711
                                                                       ------------  -------------  -------------
      Total stockholders' equity.....................................     3,207,442      3,661,255      4,554,811
                                                                       ------------  -------------  -------------
      Total liabilities and stockholders' equity.....................  $  8,572,866  $  10,353,922  $  11,464,055
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                              STATEMENT OF INCOME

                                                   FOR THE YEAR ENDED                FOR THE NINE MONTHS ENDED
                                                      DECEMBER 31,                         SEPTEMBER 30,
                                       -------------------------------------------  ----------------------------
                                           1994           1995           1996           1996           1997
                                       -------------  -------------  -------------  -------------  -------------

                                                                                            (UNAUDITED)
Contract revenue.....................  $  21,691,207  $  26,293,606  $  32,537,850  $  23,035,599  $  26,374,678
Contract costs.......................     16,943,984     20,192,713     24,806,202     17,472,934     19,402,422
                                       -------------  -------------  -------------  -------------  -------------
      Gross profit...................      4,747,223      6,100,893      7,731,648      5,562,665      6,972,256
Selling, general and administrative
  expenses...........................      4,142,486      4,468,271      4,740,899      3,607,253      4,159,972
                                       -------------  -------------  -------------  -------------  -------------
      Income from operations.........        604,737      1,632,622      2,990,749      1,955,412      2,812,284
                                       -------------  -------------  -------------  -------------  -------------
Other (income) expense:
  Interest expense...................         93,447        189,849        145,528        124,678         89,498
  Interest income....................        (37,164)       (28,419)       (21,797)       (15,291)       (30,828)
  Other expense (income).............        (22,217)       (10,368)       (80,795)       (72,503)       (31,727)
                                       -------------  -------------  -------------  -------------  -------------
                                              34,066        151,062         42,936         36,884         26,943
                                       -------------  -------------  -------------  -------------  -------------
      Income before provision for
        income taxes.................        570,671      1,481,560      2,947,813      1,918,528      2,785,341
                                       -------------  -------------  -------------  -------------  -------------
Provision for state income taxes.....          6,000         21,000         30,000         38,753         50,785
                                       -------------  -------------  -------------  -------------  -------------
Net income...........................  $     564,671  $   1,460,560  $   2,917,813  $   1,879,775  $   2,734,556
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Unaudited pro forma information (see
  Note 1):
  Income before provision for income
    taxes............................  $     570,671  $   1,481,560  $   2,947,813  $   1,918,528  $   2,785,341
  Provision for income taxes.........        228,269        592,624      1,179,125        767,411      1,114,136
                                       -------------  -------------  -------------  -------------  -------------
  Pro forma net income...............  $     342,402  $     888,936  $   1,768,688  $   1,151,117  $   1,671,205
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                        COMMON STOCK                        TOTAL
                                                                   ----------------------    RETAINED    STOCKHOLDERS'
                                                                     SHARES      AMOUNT      EARNINGS       EQUITY
                                                                   -----------  ---------  ------------  ------------
Balance at December 31, 1993.....................................         282   $  14,100  $  3,434,500   $3,448,600

  Stockholder distributions......................................                            (1,114,389)  (1,114,389)
  Net income.....................................................                               564,671      564,671
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1994.....................................         282      14,100     2,884,782    2,898,882

  Stockholder distributions......................................                            (1,152,000)  (1,152,000)
  Net income.....................................................                             1,460,560    1,460,560
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1995.....................................         282      14,100     3,193,342    3,207,442

  Stockholder distributions......................................                            (2,464,000)  (2,464,000)
  Net income.....................................................                             2,917,813    2,917,813
                                                                          ---   ---------  ------------  ------------

Balance at December 31, 1996.....................................         282      14,100     3,647,155    3,661,255

Unaudited data:
  Stockholder distributions......................................                            (1,841,000)  (1,841,000)
  Net income.....................................................                             2,734,556    2,734,556
                                                                          ---   ---------  ------------  ------------

Balance at September 30, 1997 (unaudited)........................         282   $  14,100  $  4,540,711   $4,554,811
                                                                          ---   ---------  ------------  ------------
                                                                          ---   ---------  ------------  ------------

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                            STATEMENT OF CASH FLOWS

                                                            FOR THE YEAR ENDED             FOR THE NINE MONTHS ENDED
                                                               DECEMBER 31,                      SEPTEMBER 30,
                                                 ----------------------------------------  --------------------------
                                                     1994          1995          1996          1996          1997
                                                 ------------  ------------  ------------  ------------  ------------

                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income...................................  $    564,671  $  1,460,560  $  2,917,813  $  1,879,775  $  2,734,556
  Adjustments to reconcile net income:
    Deprecation and amortization expense.......       351,553       370,361       381,904       291,154       271,439
    Gain on sale of property, plant and
      equipment................................       (10,603)       (3,710)      (11,385)      (17,027)      (19,545)
    Changes in current assets and liabilities:
      Accounts receivable......................    (1,128,424)     (369,182)     (959,448)   (1,082,316)     (680,896)
      Costs in excess of billings on
        uncompleted contracts..................       393,233       437,722    (1,280,657)      (54,261)     (117,710)
      Inventory................................                    (388,914)      292,560       292,560        96,354
      Prepaid expenses and other current
        assets.................................       (46,244)      (53,705)       24,501       (82,893)      169,476
      Other assets.............................       (28,394)       93,693        37,658        53,916        42,269
      Accounts payable.........................       458,824       (50,357)    1,617,229       235,900      (765,275)
      Accrued expenses.........................      (107,725)       86,789        53,598       451,668       927,806
      Billings in excess of costs on
        uncompleted contracts..................       262,283      (383,846)      999,621       755,692      (664,506)
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash provided by operating
          activities...........................       709,174     1,199,411     4,073,394     2,724,168     1,993,968
                                                 ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Additions to property and equipment..........      (209,596)     (382,261)     (204,584)     (245,294)     (449,647)
  Proceeds from sale of equipment..............        25,595        35,850        67,422        46,126       128,742
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash used by investing
          activities...........................      (184,001)     (346,411)     (137,162)     (199,168)     (320,905)
                                                 ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Net borrowings (payments) on line of
    credit.....................................       500,000       100,000    (1,700,000)   (1,545,000)    1,300,000
  Net borrowings (payments) from affiliates and
    stockholders...............................       155,000       (25,000)      675,000       675,000      (230,380)
  Net borrowings (payments) of notes payable...        18,611        37,122       (18,300)      (13,725)     (129,631)
  Proceeds from issuance of long-term debt.....       125,180       500,000                                    85,009
  Payments on long-term debt...................      (268,247)     (355,412)     (432,896)     (104,477)     (301,146)
  Distributions to stockholders................    (1,114,389)   (1,152,000)   (2,464,000)   (1,416,000)   (1,841,000)
                                                 ------------  ------------  ------------  ------------  ------------
        Net cash used by financing
          activities...........................      (583,845)     (895,290)   (3,940,196)   (2,404,202)   (1,117,148)
                                                 ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents..................................       (58,672)      (42,290)       (3,964)      120,798       555,915
Cash and cash equivalents at beginning of
  period.......................................       340,629       281,957       239,667       239,667       235,703
                                                 ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at end of period.....  $    281,957  $    239,667  $    235,703  $    360,465  $    791,618
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
Supplemental disclosures:
  Interest paid................................  $     97,525  $    189,849  $    145,528  $    124,678  $     89,498
  Income taxes paid............................  $     80,000  $     16,000  $     20,000  $     15,000  $     18,000

                See accompanying notes to financial statements.

                               COMPEL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Compel Corporation (the Company), a California corporation, is engaged principally in the design, installation and maintenance of wiring, cabling and equipment related to data processing and communications systems. As a general and electrical contractor, the Company serves a wide variety of commercial customers throughout the western United States from offices in California and Arizona.

    Effective October 24, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company (U.S. Office Products) pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for common stock of U.S. Office Products.

CONTRACT REVENUE AND COST RECOGNITION

    Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Management considers costs to be the best available measure of progress on these contracts.

    A contract is considered complete when all significant costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

    Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers cash equivalents to include all short-term investments with original maturities of three months or less.

INVENTORIES

    Inventories are valued at the lower of cost or net realizable value using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments.

    Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets which range between 6 to 15 years. Property and equipment held under capital leases and leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

    In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Company's financial position or results of operations.

                               COMPEL CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FEDERAL INCOME TAXES

    The Company has elected to be treated as an S-Corporation for federal income tax purposes and accordingly, no liability for federal income taxes has been recorded. The Company is subject to franchise taxes in the state of California, which has been appropriately reflected in the financial statements. The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

STATE FRANCHISE TAXES

    State franchise taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Realization of the deferred tax asset is dependent an generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. DUE FROM AFFILIATE

    Due from affiliate represents amounts due from an affiliated company bearing interest at prime plus 1% and maturing December 31, 1999. The note is secured by the affiliate's accounts receivable, inventory and property and equipment. The outstanding balances, net of current portion, at December 31, 1995 and 1996 are $180,000 and $120,000, respectively, and are included in other assets.

3. CONTRACTS IN PROGRESS

    Amounts included in the financial statements which relate to contracts in progress at December 31 are as follows:

                                                                        1995          1996
                                                                    ------------  ------------
Costs incurred on uncompleted contracts...........................  $  3,738,534  $  6,093,997
Billings on uncompleted contracts.................................     3,478,546     5,552,973
                                                                    ------------  ------------
                                                                    $    259,988  $    541,024
                                                                    ------------  ------------
                                                                    ------------  ------------

                               COMPEL CORPORATION

3. CONTRACTS IN PROGRESS (CONTINUED)
    Amounts billed but not paid by customers under retainage provisions amounted to $24,355 and $114,863 for December 31, 1995 and 1996, respectively, are included in accounts receivable.

                                                                         1995         1996
                                                                      ----------  ------------
Included in the accompanying balance sheet under the following captions:
  Costs in excess of billings on uncompleted contracts..............  $  728,040  $  2,008,697
  Billings in excess of costs on uncompleted contracts..............     468,052     1,467,673
                                                                      ----------  ------------
                                                                      $  259,988  $    541,024
                                                                      ----------  ------------
                                                                      ----------  ------------

4. PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1995 and 1996 is as follows:

                                                                        1995          1996
                                                                    ------------  ------------
Transportation equipment..........................................  $  1,447,655  $  1,422,210
Machinery and equipment...........................................     1,533,360     1,710,497
Furniture and fixtures............................................       152,429       155,772
Leasehold improvements............................................       118,409       118,409
                                                                    ------------  ------------
                                                                       3,251,853     3,406,888
Less accumulated depreciation and amortization....................    (1,951,680)   (2,206,381)
                                                                    ------------  ------------
Property and equipment, net.......................................  $  1,300,173  $  1,200,507
                                                                    ------------  ------------
                                                                    ------------  ------------

    Property and equipment includes property and equipment held under capital leases of $358,204 and $470,029 and related accumulated amortization of $79,185 and $145,931 at December 31, 1995 and 1996, respectively.

    Depreciation expense recorded for the years ended December 31, 1995 and 1996 was $291,176 and $235,973, respectively.

5. LEASES

    At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                                         CAPITAL    OPERATING
                                                                          LEASES      LEASES
                                                                        ----------  ----------
YEAR ENDING DECEMBER 31,
  1997................................................................  $  139,041  $  241,314
  1998................................................................     118,755     231,191
  1999................................................................      75,751      92,876
  2000................................................................      28,755      --
  2001................................................................         793      --
                                                                        ----------  ----------
  Total minimum lease payments........................................     363,095  $  565,381
                                                                                    ----------
                                                                                    ----------
  Less estimated executory costs......................................     (18,106)
                                                                        ----------
  Net minimum lease payments..........................................     344,989
  Less imputed interest...............................................     (43,843)
                                                                        ----------
  Present value of net minimum capital lease payments.................     301,146
  Less current portion of obligations under capital leases............    (108,640)
                                                                        ----------
  Obligations under capital leases, excluding current portion.........  $  192,506
                                                                        ----------
                                                                        ----------

                               COMPEL CORPORATION

5. LEASES (CONTINUED)
    During the years ended December 31, 1995 and 1996, the Company incurred rent expense of approximately $263,000 and $279,000, respectively.

6. DUE TO AFFILIATES AND STOCKHOLDERS

    A summary of amounts due to affiliates and stockholders at December 31, 1995 and 1996 is as follows:

                                                                           1995        1996
                                                                        ----------  ----------
Prime rate unsecured note payable to an affiliated company, due on
  demand..............................................................  $   50,000  $  500,000
Prime rate plus 2% unsecured notes payable to an affiliated company,
  due on demand.......................................................      80,000     105,000
Prime rate unsecured notes payable to stockholders, due on demand.....      --         200,000
8.25% unsecured note payable to a relative of a stockholder, due on
  demand..............................................................      40,000      40,000
                                                                        ----------  ----------
                                                                        $  170,000  $  845,000
                                                                        ----------  ----------
                                                                        ----------  ----------

7. NOTES PAYABLE

    Notes payable represents a short-term loan from an insurance company. The unsecured note bears interest at 5.49% and is due on demand.

8. BANK LINE OF CREDIT

    The Company has a $2,000,000 revolving line of credit with a bank. The line of credit allows the Company to borrow up to 70% of eligible accounts receivable. Bank advances on the credit line are payable on demand. The Company is given the option to request advances at the bank's prime rate or 2% over the London Interbank Offered Rate (LIBOR). The credit line is secured by all accounts receivable, inventory, equipment and other assets. The credit line is guaranteed by the stockholders of the Company and an affiliated company up to $1,500,000 each. The line of credit agreement contains certain restrictions and covenants. The Company must maintain certain levels of working capital and net worth and maintain certain financial ratios. The line of credit agreement expires May 31, 1997. At December 31, 1995, $1,700,000 was outstanding. At December 31, 1996, no borrowings were outstanding under this agreement. The line of credit agreement has been extended for 90 days which expires on July 31, 1997.

                               COMPEL CORPORATION

9. LONG-TERM DEBT

    A summary of long-term debt as of December 31, 1995 and 1996 is as follows:

                                                                                             1995         1996
                                                                                          -----------  -----------
Prime rate plus 1.5% note payable with monthly installments of $2,136, due June 2003,
  secured by transportation equipment...................................................  $   150,970  $   139,637
8.9% note payable with monthly installments of $349, due August 1998, secured by
  transportation equipment..............................................................        9,912        6,467
6.9% note payable with monthly installments of $533, due November 1997, secured by
  transportation equipment..............................................................       12,701        5,668
London Interbank Offered Rate (LIBOR) plus 2%, note payable to a bank, with monthly installments of $50,000, plus interest, with the entire outstanding balance due in
  full in February 1996, secured by substantially all assets of the Company.............      300,000      --
Prime rate plus 1% note payable to a bank, payable with monthly installments of $7,333,
  plus interest, due May 1996, secured by substantially all assets of the Company.......       15,791      --
Capital lease obligations...............................................................      262,749      301,146
                                                                                          -----------  -----------
                                                                                              752,123      452,918
Less current portion of long-term debt..................................................     (458,086)    (130,656)
                                                                                          -----------  -----------
Long-term debt, excluding current portion...............................................  $   294,037  $   322,262
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    A summary of long-term debt matures as follows:

1997..............................................................  $  22,016
1998..............................................................     16,251
1999..............................................................     14,968
2000..............................................................     16,535
2001..............................................................     18,267
Thereafter........................................................     63,735
                                                                    ---------
                                                                    $ 151,772
                                                                    ---------
                                                                    ---------

10. COMMITMENTS AND CONTINGENCIES

BUY/SELL AGREEMENT

    The Company has an agreement with its two stockholders which, upon the death of a stockholder, requires the Company to purchase the shares from the stockholder's estate. The purchase price of such shares has been defined in the Agreement and is covered by life insurance.

LEGAL PROCEEDINGS

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                               COMPEL CORPORATION

11. BUSINESS AND CREDIT CONCENTRATIONS

    During the year ended December 31, 1995 and 1996, five and three customers accounted for approximately 31% and 29% of the Company's total revenues, respectively. Accounts receivable from these customers totaled $1,180,459 and $682,268 as of December 31, 1995 and 1996, respectively.

    During the year ended December 31, 1995 and 1996, two vendors accounted for approximately 45% and 43% of the Company's purchases, respectively. Accounts payable to these vendors totaled $337,902 and $767,908 as of December 31, 1995 and 1996, respectively.

12. RELATED PARTY TRANSACTIONS

    The stockholders of the Company own significant ownership in several affiliated companies. The principal business activities of the affiliated companies are to design, install, service and maintain data grade environmental conditioning systems; electrical contracting; and manufacturing data cabinets. The Company purchases materials and services, as well as sells materials and services to these affiliated companies.

    The Company is a guarantor of a line of credit totaling $100,000 and an equipment loan totaling $224,500 for an affiliated company.

    During 1995 and 1996, the Company sold approximately $71,000 and $89,000 in materials and services, charged $106,000 and $441,000 in corporate fees and expenses to affiliated companies, respectively. Additionally, the Company purchased $620,000 and $1,151,000 of materials and services from affiliated companies. Included in trade payables at December 31, 1995 and 1996 is $0 and $149,000, respectively, due to affiliated companies.

13. 401(K) RETIREMENT PLAN

    The Company sponsors a 401(k) retirement plan for the benefit of employees who are 21 years of age, have completed at least one year of service and elect to participate in the plan. The Company's management determines, at its discretion, the Company's annual contribution, if any, to the plan. The Company's annual contributions to the plan, if any, will be expensed in the year they accrue. The Company made no contributions to the plan during 1995 or 1996.

14. UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the nine month periods ended September 30, 1996 and 1997 have been prepared from the unaudited financial records of the Company and in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND TECHNOLOGY DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

SEC Registration..................................................  $  25,822
Nasdaq Listing Fee................................................  $       *
Legal Fees and Expenses...........................................  $       *
Accounting Fees and Expenses......................................  $       *
Printing Fees and Expenses........................................  $       *
Miscellaneous.....................................................  $       *
    Total.........................................................  $       *

------------------------

*   To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of Paradigm's Certificate of Incorporation provides that Paradigm shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of Paradigm's Certificate of Incorporation states that directors of Paradigm will not be liable to Paradigm or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Paradigm or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the state of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the Paradigm's Bylaws provides that Paradigm shall indemnify its officers and directors (and those serving at the request of Paradigm as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of Paradigm as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Paradigm unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Paradigm Board of Directors otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia on February 18, 1998.

                                          PARADIGM CONCEPTS, INC.

                                          By: /s/ JAMES E. CLAYPOOLE

                                             -----------------------------------

                                              Name: James E. Claypoole
                                             Title:  Chairman of the Board of
                                             Directors,
                                                   President and Chief Executive
                                             Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       CAPACITY                 DATE
-----------------------------------  -------------------------  ----------------
      /s/ JAMES E. CLAYPOOLE
-----------------------------------  Chief Executive Officer,     February 18,
        James E. Claypoole           President, and Director          1998

    /s/ ELIZABETH M. CLAYPOOLE
-----------------------------------  Principal Financial and      February 18,
      Elizabeth M. Claypoole         Accounting Officer               1998

                                 EXHIBIT INDEX

 EXHIBIT     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       3.1*  Certificate of Incorporation
       3.2*  Bylaws
       4.1*  Form of certificate representing shares of Common Stock
       5  *  Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered
       8  *  Tax opinion of Wilmer, Cutler & Pickering
      10.1*  Form of Distribution Agreement among U.S. Office Products, Workflow Graphics, Inc., Paradigm Concept,
             Inc., TDOP, Inc., and School Specialty, Inc.
      10.2*  Form of Tax Allocation Agreement among U.S. Office Products, Workflow Graphics, Inc., Paradigm Concept,
             Inc., TDOP, Inc., and School Specialty, Inc.
      10.3   Employment Agreement, dated October 15, 1996, between Bay State Computer Group and James E. Claypoole.
      10.4*  Ledecky Services Agreement
      10.5   Employment Agreement, dated October 15, 1996, between Bay State Computer Group and Elizabeth M. Claypoole
      10.6*  Form of Tax Indemnification Agreement among U.S. Office Products, Workflow Graphics, Inc., Paradigm
             Concept, Inc., TDOP, Inc., and School Specialty, Inc.
      10.7*  Form of Employee Benefits Agreement among U.S. Office Products, Workflow Graphics, Inc., Paradigm
             Concept, Inc., TDOP, Inc., and School Specialty, Inc.
      11  *  Statement re computation of per share earnings
      21  *  Subsidiaries of Registrant
      23.1*  Consent of Wilmer, Cutler & Pickering (contained in Exhibits 5 and 8 hereto)
      23.2   Consent of Price Waterhouse, LLP
      23.3   Consent of Rubin, Koehmstedt and Nadler
      23.4   Consent of B.N. Kozin Company
      23.5   Consent of Jonathan Ledecky to be named as a director
      27     Financial data schedule

------------------------

*   To be supplied by amendment.